Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Partners of

Reckson Operating Partnership, L.P.

We have audited the accompanying consolidated balance sheets of Reckson Operating Partnership, L.P. (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, partners’ capital, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures  that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the consolidated financial position of Reckson Operating Partnership, L.P. at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

New York, New York

March 26, 2007

RECKSON OPERATING PARTNERSHIP, L.P.
CONSOLIDATED BALANCE SHEETS

(in 000’s, except unit amounts)

	December 31,
	2006	2005
Assets
Commercial real estate properties, at cost: (Notes 2, 3, 5 and 6)
Land	$430,821	$430,064
Buildings and improvements	2,956,668	2,823,020
Developments in progress:
Land	128,504	123,761
Development costs	133,881	99,570
Furniture, fixtures and equipment	13,832	12,738
	3,663,706	3,489,153
Less accumulated depreciation	(644,771)	(532,152)
Investments in real estate, net of accumulated depreciation	3,018,935	2,957,001

Properties and related assets held for sale, net of accumulated depreciation (Note 6)	—	194,297
Investments in real estate joint ventures (Note 6)	53,390	61,526
Investments in notes receivable (Note 6)	201,039	174,612
Cash and cash equivalents	71,174	17,468
Tenant receivables	13,611	20,196
Investments in affiliate loans and joint ventures (Note 8)	63,789	64,954
Deferred rents receivable	155,256	138,990
Prepaid expenses and other assets	80,848	108,820
Contract and land deposits and pre-acquisition costs	700	184
Deferred leasing and loan costs, net of accumulated amortization	88,089	78,411
Total Assets	$3,746,831	$3,816,459

Liabilities
Mortgage notes payable (Note 2)	$418,613	$541,382
Mortgage notes payable and other liabilities associated with properties held for sale (Note 6)	—	84,572
Unsecured credit facility (Note 3)	269,000	419,000
Senior unsecured notes (Note 4)	1,255,187	980,085
Accrued expenses and other liabilities (Note 14)	173,135	118,661
Deferred revenues and tenant security deposits (Note 6)	72,807	75,903
Distributions payable	36,839	36,398
Total Liabilities	2,225,581	2,256,001

Minority partners’ interests in consolidated partnerships and other interests	259,736	219,358

Commitments and contingencies (Notes 10 and 13)	—	—

Partners’ Capital (Note 7)
Preferred capital 1,200 units issued and outstanding	1,200	1,200
General Partners’ Capital:
Class A common units, 84,741,004 and 82,995,931 units outstanding, respectively	1,241,985	1,306,236
Limited Partners’ Capital:
Class A common units, 1,129,733 and 1,569,142 units issued and outstanding, respectively	16,513	24,555
Class C common units, 0 and 465,845 units issued and outstanding, respectively	—	7,290
Accumulated other comprehensive income	1,816	1,819
Total Partners’ Capital	1,261,514	1,341,100
Total Liabilities and Partners’ Capital	$3,746,831	$3,816,459

(see accompanying notes to financial statements)

RECKSON OPERATING PARTNERSHIP, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(in 000’s, except unit amounts)

	For the year ended December 31,
	2006	2005	2004

Property operating revenues (Note 10):
Base Rents	$477,016	$468,034	$422,012
Tenant escalations and reimbursements	79,527	78,114	71,369
Total property operating revenues	556,543	546,148	493,381

Operating Expenses:
Property operating expenses	250,678	219,041	199,133
Marketing, general and administrative	52,593	32,438	29,967
Depreciation and amortization	134,954	126,662	111,765
Total operating expenses	438,225	378,141	340,865
Operating income	118,318	168,007	152,516

Non-operating income and expenses:
Gains on sales of real estate	63,640	92,130	—
Interest income on notes receivable (including $6,266, $2,308 and $1,816, respectively from related parties)	21,626	14,118	7,129
Investment income and other	21,334	11,787	11,914
Interest:
Expense	(109,018)	(110,891)	(95,920)
Amortization of deferred financing costs	(4,312)	(4,166)	(3,721)
Long term incentive compensation expense (Note 7)	(10,169)	(23,534)	—
Merger costs (Note 14)	(56,896)	—	—
Total non-operating income and expenses	(73,795)	(20,556)	(80,598)
Income before minority interests, preferred distributions, equity in earnings of real estate joint ventures and discontinued operations	44,523	147,451	71,918
Minority partners’ interests in consolidated partnerships and other interests	(13,690)	(16,698)	(18,507)
Equity in earnings of real estate joint ventures	3,681	1,371	603
Income before discontinued operations and preferred distributions	34,514	132,124	54,014
Discontinued operations (net of minority interests):
Income from discontinued operations	1,522	7,929	6,834
Gains on sales of real estate	9,439	63,039	12,424
Net Income	45,475	203,092	73,272
Preferred distributions	—	—	(12,777)
Redemption charges on Series A preferred units	—	—	(15,812)
Net income allocable to common unitholders	$45,475	$203,092	$44,683
Net income allocable to:
Common unitholders	$44,993	$201,865	$44,356
Class C common unit holders	482	1,227	327
Total	$45,475	$203,092	$44,683
Net income per weighted average common units:
Income (loss) from continuing operations	$(.34)	$.48	$.35
Gains on sales of real estate	.74	1.08	—
Discontinued operations	.13	.84	.27
Basic net income per common unit	$.53	$2.40	$.62

Class C common — income (loss) from continuing operations	$(.80)	$.52	$.40
Gains on sales of real estate	2.02	1.19	—
Discontinued operations	.20	.92	.30
Basic net income per Class C common unit	$1.42	$2.63	$.70

Weighted average common units outstanding:
Common units	84,870,000	84,100,000	71,964,000
Class C common units	340,000	466,000	466,000

(see accompanying notes to financial statements)

RECKSON OPERATING PARTNERSHIP, L. P.

Consolidated Statements of Partners’ Capital

(in 000’s)

	General Partners’Capital		Limited Partners’Capital
	Preferred Capital	Class A Common units	Class A Common units	Class C Common units	Accumulated Other Comprehensive Income	Total Partners’ Capital	Comprehensive Income
Balance December 31, 2003	$281,690	$682,172	$38,613	$5,905	—	$1,008,380	$156,364
Net income	—	42,380	1,976	327	—	44,683	$44,683
Net unrealized gains on derivative instruments	—	—	—	—	1,789	1,789	1,789
Contributions	—	586,052	13,927	2,095	—	602,074	—
Distributions	—	(123,994)	(5,269)	(869)	—	(130,132)	—
Issuance of units	—	—	16,521	—	—	16,521	—
Retirement / redemption of units (Note 7)	(280,490)	19,837	(19,318)	(677)	—	(280,648)	—
Balance December 31, 2004	1,200	1,206,447	46,450	6,781	1,789	1,262,667	$46,472
Net income	—	197,641	4,224	1,227	—	203,092	$203,092
Net unrealized gains on derivative instruments	—	—	—	—	(186)	(186)	(186)
Reckson’s share of joint venture’s net unrealized gains on derivative instruments	—	—	—	—	216	216	216
Contributions	—	17,735	—	—	—	17,735	—
Distributions	—	(140,773)	(2,854)	(860)	—	(144,487)	—
Issuance of units	—	—	4,000	—	—	4,000	—
Retirement / redemption of units (Note 7)	—	25,186	(27,265)	142	—	(1,937)	—
Balance December 31, 2005	1,200	1,306,236	24,555	7,290	1,819	1,341,100	$203,122
Net income	—	44,088	905	482	—	45,475	45,475
Net realized gains on derivative instruments	—	—	—	—	507	507	507
Reclassification of net realized gain on derivative instruments into earnings					(521)	(521)	(521)
Reckson’s share of joint venture’s net realized gains on derivative instruments	—	—	—	—	11	11	11
Contributions	—	29,094	—	—	—	29,094	—
Distributions	—	(143,339)	(2,439)	(550)	—	(146,328)	—
Retirement / redemption of units (Note 7)	—	5,906	(6,508)	(7,222)	—	(7,824)	—
Balance December 31, 2006	$1,200	$1,241,985	$16,513	$—	$1,816	$1,261,514	$45,472

(see accompanying notes to financial statements)

Reckson Operating Partnership, L.P.

Consolidated Statements of Cash Flows

(in 000’s)

	For the year ended December 31,
	2006	2005	2004
Cash Flows From Operating Activities:
NET INCOME	$45,475	$203,092	$73,272
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (including discontinued operations)	135,381	137,480	121,285
Minority partners’ interests in consolidated partnerships and other interests	14,761	17,224	21,040
Gains on sales of real estate	(73,079)	(155,640)	(14,787)
Undistributed earnings from real estate joint ventures	(3,681)	(1,330)	(908)
Changes in operating assets and liabilities:
Deferred rents receivable	(16,266)	(31,474)	(20,984)
Prepaid expenses and other assets	24,167	(4,610)	(12,734)
Tenant and affiliate receivables	6,585	(10,738)	2,192
Accrued expenses and other liabilities	14,892	39,603	1,094
Tenant security deposits	(1,702)	6,007	2,617

Net cash provided by operating activities	146,533	199,614	172,087

Cash Flows From Investment Activities:
Purchases of commercial real estate properties	—	(1,003,528)	(160,695)
Increase in contract and land deposits and pre-acquisition costs	(1,874)	(90)	—
Additions to Note Receivable Investments	(41,602)	(124,162)	(49,500)
Repayments of Note Receivable Investments	16,990	36,444	17,908
Additions to developments in progress	(66,498)	(70,877)	(34,913)
Additions to commercial real estate properties	(70,585)	(81,435)	(41,413)
Payment of deferred leasing costs	(23,678)	(20,544)	(24,732)
Investments in real estate joint ventures	—	(6,216)	—
Distributions from (contributions to) investments in real estate joint ventures	4,903	—	(150)
Additions to furniture, fixtures and equipment	(1,094)	(881)	(636)
Proceeds from sale of option to acquire joint venture interest	9,016	—	—
Proceeds from sales of real estate	241,732	247,033	67,259

Net cash (used in) provided by investing activities	67,310	(1,024,256)	(226,872)

Cash Flows From Financing Activities:
Proceeds from secured borrowings	—	562,601	—
Principal payments on secured borrowings	(122,768)	(59,571)	(362,117)
Proceeds from issuance of senior unsecured notes, net of issuance costs	272,819	281,750	298,529
Repayment of senior unsecured notes	—	—	(100,000)
Payment of loan and equity issuance costs	(1,253)	(7,633)	(5,249)
Distribution from an affiliated joint venture	—	—	10,603
Proceeds from unsecured credit facility	246,000	682,000	627,998
Principal payments on unsecured credit facility	(396,000)	(498,500)	(561,498)
Proceeds from unsecured term loan	250,000	470,000	—
Principal payments on unsecured term loan	(250,000)	(470,000)	—
Repurchases and redemption of preferred units	—	—	(178,738)
Contributions	2,677	14,102	497,090
Contribution by a minority partner in a consolidated partnership	1,878	924	—
Distributions to minority partners in consolidated partnerships	(17,272)	(11,671)	(34,281)
Distributions	(146,218)	(147,029)	(135,428)

Net cash provided by (used in) financing activities	(160,137)	816,973	56,909

Net increase (decrease) in cash and cash equivalents	53,706	(7,669)	2,124
Cash and cash equivalents at beginning of period	17,468	25,137	23,013

Cash and cash equivalents at end of period	$71,174	$17,468	$25,137
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest, including interest capitalized	$111,156	$121,648	$102,259

(see accompanying notes to financial statements)

Reckson Operating Partnership, L.P.

Notes to Consolidated Financial Statements

December 31, 2006

1.                   Description of Business and Significant Accounting Policies

Description of Business

Reckson Operating Partnership, L.P. (the “Operating Partnership”) commenced operations on June 2, 1995.  As of December 31, 2006, Reckson Associates Realty Corp. (the “Company”), which served as the sole general partner of the Operating Partnership, was a fully-integrated, self-administered and self-managed real estate investment trust (“REIT”).  The Operating Partnership and the Company were formed for the purpose of continuing the commercial real estate business of Reckson Associates, the predecessor of the Operating Partnership, its affiliated partnerships and other entities.  Unless the context requires otherwise, the terms “Company,” “we,” “us,” “our” and similar terms include Reckson Associates Realty Corp., Reckson Operating Partnership, L. P. and their wholly-owned subsidiaries.

As of December 31, 2006, the Operating Partnership was engaged in the ownership, management, operation, acquisition, leasing, financing and development of commercial real estate properties, principally office and to a lesser extent flex properties and also owned land for future development located in the New York City tri-state area (the “Tri-State Area”).

Organization and Formation of the Company

The Company was incorporated in Maryland in September 1994.  In June 1995, the Company completed an Initial Public Offering (the “IPO”) and commenced operations.  On August 3, 2006, we entered into an Agreement and Plan of Merger with SL Green Realty Corp.  which agreement is further discussed below (See Note 14).

The Company became the sole general partner of the Operating Partnership by contributing substantially all of the net proceeds of the IPO in exchange for an approximate 73% interest in the Operating Partnership.  The remaining 27% interest in the Operating Partnership was owned primarily by continuing investors who contributed properties or interests in properties to the Operating Partnership in exchange for common units of limited partnership interest in the Operating Partnership (“OP Units”). Since the IPO the Company has completed numerous equity transactions, contributing net proceeds received to the Operating Partnership and thereby increasing its general partnership interest.  The Company’s ownership percentage in the Operating Partnership was approximately 97.7% and 96.8% at December 31, 2006 and 2005, respectively.  All properties acquired by the Company were held by or through the Operating Partnership.

Basis of Presentation and Summary of Significant Accounting Policies

The accompanying consolidated financial statements include the consolidated financial position of the Operating Partnership and the Service Companies (as defined below) at December 31, 2006 and 2005 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006.  The Operating Partnership’s investments in majority-owned and controlled real estate joint ventures are reflected in the accompanying financial statements on a consolidated basis with a reduction for the minority partners’ interests.  The Operating Partnership’s investments in real estate joint ventures, where it owns less than a controlling interest, are reflected in the accompanying financial statements on the equity method of accounting.  The Service Companies, which provide management, development and construction services to the Company and the Operating Partnership and to third parties, include Reckson Management Group, Inc., RANY Management Group, Inc., Reckson Construction & Development LLC and Reckson Construction Group New York, Inc. (collectively, the “Service Companies”).  All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

As of December 31, 2006, minority partners’ interests in consolidated partnerships represent a 49% non-affiliated interest in RT Tri-State LLC, owner of a six property suburban office portfolio located within the Tri-State Area, a 40% non-affiliated interest in Omni Partners, L.P., owner of a 579,000 square foot suburban office property and a 49% non-affiliated interest in Metropolitan 919 Third Avenue, LLC, owner of the property located at 919 Third Avenue, New York, NY.

At December 31, 2006, our investments in unconsolidated real estate joint ventures consisted of a 30% interest in the 1.4 million square foot Class A office tower located at One Court Square, Long Island City, NY (the “Court Square JV”), a 25% interest in a 24 suburban office property portfolio, located within the Tri-State Area, containing approximately 3.3 million square feet (the “RAOC JV” or “Australian JV”) and an approximate 5% indirect ownership interest in a 550,000 square foot office condominium in a Class A office tower located at 1166 Avenue of the Americas in New York, NY.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto.  Actual results could differ from those estimates.

Real Estate

Land, buildings and improvements, furniture, fixtures and equipment are recorded at cost.  Tenant improvements, which are included in buildings and improvements, are also stated at cost.  Expenditures for ordinary maintenance and repairs are expensed to operations as they are incurred.  Renovations and / or replacements, which improve or extend the life of the asset, are capitalized and depreciated over their estimated useful lives.

Depreciation is computed utilizing the straight-line method over the estimated useful lives of ten to thirty years for buildings and improvements and five to ten years for furniture, fixtures and equipment. Tenant improvements, which are included in buildings and improvements, are amortized on a straight-line basis over the term of the related leases.  Depreciation expense, net of discontinued operations, for each of the three years ended December 31, 2006 amounted to approximately $95.5 million, $92.5 million and $79.9 million, respectively.

We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to reflect on an annual basis with respect to those properties.  These assessments have a direct impact on our net income.  Should we lengthen the expected useful life of a particular asset, it would be depreciated over more years, and result in less depreciation expense and higher annual net income.

Assessment by us of certain other lease related costs must be made when we have a reason to believe that the tenant will not be able to execute under the term of the lease as originally expected.

On July 1, 2001 and January 1, 2002, we adopted Financial Accounting Standards Board (“FASB”) Statement No.141, “Business Combinations” and FASB Statement No. 142, “Goodwill and Other Intangibles,” respectively.  As part of the acquisition of real estate assets, the fair value of the real estate acquired is allocated to the acquired tangible assets, consisting of land, building and building improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases, and value of tenant relationships, based in each case on their fair values.

We allocate a portion of a property’s purchase price to tangible assets including the fair value of the building and building improvements on an as-if-vacant basis and to land determined either by real estate tax assessments, independent appraisals or other relevant data.  Additionally, we assess fair value of identified intangible assets and liabilities based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information.

Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions that may affect the property.  If we incorrectly estimate the values at acquisition or the undiscounted cash flows, initial allocation of purchase price and future impairment charges may be different.

 Long Lived Assets

We are required to make subjective assessments as to whether there are impairments in the value of our real estate properties and other investments. An investment’s value is impaired only if management’s estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the investment are less than the carrying value of the investment.  Such assessments consider factors such as cash flows, expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors.  To the extent impairment has occurred it will be measured as the excess of the carrying amount of the property over the fair value of the property.  These assessments have a direct impact on our net income, as a recognition of an impairment results in an immediate negative adjustment to net income.  In determining impairment, if any, we have followed FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets”

(“Statement No. 144”).  Statement No. 144 did not have an impact on net income allocable to common unitholders.  Statement No. 144 only impacts the presentation of the results of operations and gains on sales of real estate assets for those properties sold during the period within the consolidated statements of income.

Cash Equivalents

We consider highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Tenants’ lease security deposits aggregating approximately $19.2 million and $5.5 million at December 31, 2006 and 2005, respectively, have been included in cash and cash equivalents on the accompanying balance sheets.

Deferred Costs

Tenant leasing commissions and related costs incurred in connection with leasing tenant space are capitalized and amortized over the life of the related lease.  In addition, loan costs incurred in obtaining financing are capitalized and amortized over the term of the related loan.

Loan costs incurred in obtaining financing are capitalized and amortized over the term of the related loan.

Costs incurred in connection with equity offerings are charged to partners’ capital when incurred.

Income Taxes

No provision has been made for income taxes in the accompanying consolidated financial statements since such taxes, if any, are the responsibility of the individual partners.

Revenue Recognition & Accounts Receivable

Minimum rental revenue is recognized on a straight-line basis, which averages minimum rents over the terms of the leases.  The excess of rents recognized over amounts contractually due are included in deferred rents receivable on the accompanying balance sheets.  Contractually due but unpaid rents are included in tenant receivables on the accompanying balance sheets.  Certain lease agreements also provide for reimbursement of real estate taxes, insurance, common area maintenance costs and indexed rental increases, which are recorded on an accrual basis.  Ancillary and other property related income is recognized in the period earned.

We make estimates of the collectibility of our accounts receivables related to base rents, tenant escalations and reimbursements and other revenue or income.  We specifically analyze tenant receivables and historical bad debts, customer credit worthiness, current economic trends and changes in tenant payment terms when evaluating the adequacy of our allowance for doubtful accounts.  In addition, when tenants are in bankruptcy, we make estimates of the expected recovery of pre-petition administrative and damage claims.  In some cases, the ultimate resolution of those claims can exceed a year.  These estimates have a direct impact on our net income because a higher bad debt reserve results in lower annual net income.

We incurred approximately $922,000, $3.0 million and $831,000 of bad debt expense for the years ended December 31, 2006, 2005 and 2004, respectively, related to tenant receivables which accordingly reduced total revenues and reported net income during the period.

We record interest income on our investments in notes receivable on the accrual basis of accounting.  We do not accrue interest on impaired loans where, in the judgment of management, collection of interest according to the contractual terms is considered doubtful.  Among the factors we consider in making an evaluation of the collectibility of interest are: (i) the status of the loan, (ii) the value of the underlying collateral, (iii) the financial condition of the borrower and (iv) anticipated future events.

Reckson Construction & Development LLC and Reckson Construction Group New York, Inc. use the percentage-of-completion method for recording amounts earned on their contracts. This method records amounts earned as revenue in the proportion that actual costs incurred to date bear to the estimate of total costs at contract completion.

Gain on the sale of real estate is recorded when title is conveyed to the buyer, subject to the buyer’s financial commitment being sufficient to provide economic substance to the sale and us having no substantial continuing involvement with the buyer.  Additionally, in connection with a sale of real estate, if we retain certain risks in the form of guarantees, the profit recognized on that sale shall be reduced and deferred by the maximum exposure to loss, until such exposure is relieved.

Stock Based Payments

On December 16, 2004, the FASB issued Statement No. 123 (revised 2004), “Share-Based Payment” (“Statement No. 123R”), which is a revision of Statement No. 123. Statement No. 123R supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends FASB Statement No. 95, “Statement of Cash Flows.”  Generally, the approach in Statement No. 123R is similar to the approach described in Statement No. 123.  However, Statement No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. We adopted Statement No. 123R on January 1, 2006.  The adoption of Statement No. 123R did not have a material impact on our consolidated financial statements.

Accumulated Other Comprehensive Income (Loss)

We report comprehensive income or loss in accordance with the provisions of FASB Statement No. 130, “Reporting Comprehensive Income,” which establishes standards for reporting comprehensive income and its components in the financial statements.  The components of other comprehensive income (loss) (“OCI”) consist of unrealized gains and losses on derivative instruments.  OCI is presented in the accompanying consolidated statements of partners’ capital.

Derivative Instruments

FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“Statement No. 133”), as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities.

The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation.  Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

As required by Statement No. 133, we record all derivatives on our balance sheet at fair value.  For effective hedges, depending on the nature of the hedge, changes in the fair value of the derivative will be offset against the corresponding change in fair value of the hedged asset, liability, or firm commitment through earnings or recognized in OCI until the hedged item is recognized in earnings.

For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in OCI and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings.  We assess the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction. For derivatives not designated as hedges, changes in fair value are recognized in earnings.

We do not enter into derivative financial instruments for trading or speculative purposes. However, in the normal course of our business and to help us manage our debt issuances and maturities, we do use derivative financial instruments in the form of cash flow hedges to protect ourselves against potentially rising interest rates.

Variable Interest Entities

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which explains how to identify variable interest entities (“VIEs”) and how to assess whether to consolidate such entities.  VIEs are primarily entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equityholders lack adequate decision making ability.  All VIEs with which we are involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE.  The primary beneficiary is required to consolidate the VIE for financial reporting purposes.  The initial determination of whether an entity qualifies as a VIE shall be made as of the date at which a primary beneficiary becomes involved with the entity and reconsidered as of the date of a triggering event, as defined.  The provisions of this interpretation are immediately effective for VIEs formed after January 31, 2003.  In December 2003 the FASB issued FIN 46R, deferring the effective date until the period ended March 31, 2004 for interests held by public companies in VIEs created before February 1, 2003, which were non-special purpose entities.  We adopted FIN 46R during the period ended March 31, 2004 and have determined that our unconsolidated subsidiaries do not represent VIEs pursuant to such interpretation.  We will continue to monitor any changes in circumstances relating to certain of our consolidated and unconsolidated joint ventures which could result in a change in our consolidation policy.

Finite Life Joint Venture Agreements

In May 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“Statement No. 150”). Statement No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. We adopted Statement No. 150 on July 1, 2003, which had no effect on our financial statements. Statement No. 150 also requires the disclosure of the estimated settlement values of non-controlling interests in joint ventures that have finite lives.  Two of our consolidated joint ventures are subject to finite life joint venture agreements. In accordance with Statement No. 150, we have estimated the settlement value of these non-controlling interests at December 31, 2006 and 2005 to be approximately $175.0 million and $153.2 million, respectively. The carrying value of these non-controlling interests, which is included in minority partners’ interests in consolidated partnerships on our consolidated balance sheets, was approximately $134.3 million and $109.2 million at December 31, 2006 and 2005, respectively.

Conditional Asset Retirement Obligations

In March 2005, FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”), which became effective December 31, 2005.  Under FIN 47, a conditional asset retirement obligation (“CARO”) must be recorded if the liability can be reasonably estimated.  A CARO is an obligation that is settled at the time an asset is retired or disposed of and for which the timing and/or method of settlement are conditional on future events.  We own certain properties that currently have asbestos which under certain conditions must be remediated.  As a result of adopting FIN 47, we will increase the value of our recorded tangible assets at the time we recognize the associated conditional retirement obligation.

As a result, during 2006 and 2005 we have recorded approximately $3.5 million in the aggregate which represents the fair value of the CARO related to asbestos removal in tenant spaces.  In addition, for certain limited areas of our properties, management is unable to reasonably determine the fair value of potential remediation costs as there is an indeterminate settlement date for the asset retirement obligation because the range of time over which way we may choose to remediate this condition may not be estimated with any level of precision which would lend itself to a meaningful estimate.

Current pronouncements

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“Statement No. 157”).  Statement No. 157 provides guidance for using fair value to measure assets and liabilities.  This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability.  Statement No. 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data.  Statement No. 157 applies whenever other standards require assets or liabilities to be measured at fair value.  Statement No. 157 is effective in fiscal years beginning after November 15, 2007.  We believe, as of December 31, 2006, that the adoption of this standard on January 1, 2008 will not have a material effect on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (“SAB No. 108”), which became effective on January 1, 2007. SAB No. 108 provides guidance on the consideration of the effects of prior period misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB No. 108 provides for the quantification of the impact of correcting all misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. If a misstatement is material to the current year financial statements, the prior year financial statements should also be corrected, even though such revision was, and continues to be, immaterial to the prior year financial statements. Correcting prior year financial statements for immaterial errors would not require previously filed reports to be amended. Such correction should be made in the current period filings. We believe, as of December 31, 2006, that the adoption of this standard on January 1, 2007 will not have a material effect on our consolidated financial statements.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). This interpretation, among other things, creates a two step approach for evaluating uncertain tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) determines the amount of benefit that more-likely-than-not will be realized upon settlement. De-recognition of a tax position that was previously recognized would occur when a company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. FIN 48 specifically prohibits the use of a valuation allowance as a substitute for de-recognition of tax positions, and it has expanded disclosure requirements.  FIN 48 is effective for fiscal years beginning after December 15, 2006, in which the impact of adoption should be accounted for as a cumulative-effect adjustment to the beginning balance of retained earnings. We are currently evaluating FIN 48 and have not yet determined the impact the adoption will have on our consolidated financial statements.

In June 2005, the FASB ratified the consensus in EITF Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“Issue 04-5”), which provides guidance in determining whether a general partner controls a limited partnership.  Issue 04-5 states that the general partner in a limited partnership is presumed to control that limited partnership.  The presumption may be overcome if the limited partners have either (1) the substantive ability to dissolve the limited partnership or otherwise remove the general partner without cause or (2) substantive participating rights, which provide the limited partners with the ability to effectively participate in significant decisions that would be expected to be made in the ordinary course of the limited partnership’s business and thereby preclude the general partner from exercising unilateral control over the partnership. The adoption of Issue 04-5 by us for new or modified limited partnership arrangements is effective June 30, 2005 and for existing limited partnership arrangements effective January 1, 2006. The adoption of Issue 04-5 did not have a material effect on our consolidated financial statements.

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections” (“Statement No. 154”). Statement No. 154, which replaces APB Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements”, changes the requirements for the accounting for and reporting of a change in accounting principle. The statement requires retrospective application of changes in accounting principle to prior periods’ financial statements unless it is impracticable to determine the period-specific effects or the cumulative effect of the change. Statement No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of Statement No. 154 did not have a material impact on our consolidated financial position, results of operations or cash flows.

2.                   Mortgage Notes Payable

On January 6, 2006, we sold two of our suburban office properties: 6800 and 6900 Jericho Turnpike, Jericho, NY to the RAOC JV, subject to their mortgage debt of approximately $20.1 million.  The RAOC JV subsequently pre-paid the mortgage notes with proceeds from a new mortgage financing transaction.

Pursuant to the terms of the mortgage note encumbering the property located at 1350 Avenue of the Americas in New York, NY, the note was prepayable, without penalty, subsequent to March 31, 2006.  On March 31, 2006, we satisfied the note and unencumbered the property by repaying the outstanding balance of approximately $71.9 million with proceeds received from property sales and cash-on-hand.

On October 6, 2006, we sold five of our properties to the RAOC JV, subject to their mortgage debt of approximately $63.3 million.  The RAOC JV subsequently prepaid the mortgage note securing one of the properties.

Pursuant to the terms of the mortgage note encumbering the six Landmark Square properties located in Stamford, CT, the note was prepayable prior to its November 1, 2006 maturity date.  On September 15, 2006, we satisfied the note and unencumbered the properties by repaying the outstanding balance of approximately $40.6 million with proceeds from a borrowing under our Credit Facility.

At December 31, 2006, we had seven fixed rate mortgage notes payable with an aggregate outstanding principal amount of approximately $418.6 million.  The mortgage notes bear interest at rates ranging from 5.36% to 8.50%, and mature between 2007 and 2015.  The weighted average interest rates on the outstanding mortgage notes payable at December 31, 2006, 2005 and 2004 were approximately 7.2%, 7.1%, and 7.3%, respectively.

Certain of the mortgage notes payable are guaranteed by the Company and/or certain limited partners in the Operating Partnership.  In addition, consistent with customary practices in non-recourse lending, certain non-recourse mortgages may be recourse to the Company under certain limited circumstances including environmental issues and breaches of material representations.

The following table sets forth our mortgage notes payable at December 31, 2006, by scheduled maturity date and does not take into account the sale of certain of our properties in the Asset Sale or otherwise and the resulting reduction in our debt (dollars in 000’s):

Property		Principal Amount Outstanding	Interest Rate	Maturity Date	Amortization Term (Years)
		(in thousands)

100 Summit Lake Drive, Valhalla, NY	(e)	12,788	8.50%	April, 2007	15
333 Earle Ovington Blvd., Mitchel Field, NY	(a)(f)	49,377	7.72%	August, 2007	25
810 Seventh Avenue, NY, NY	(b)(f)	75,913	7.73%	August, 2009	25
275 Broadhollow Road, Melville, NY	(b)(f)	14,774	7.73%	August, 2009	25
90 Merrick Avenue, Merrick, NY	(b)(f)	18,123	7.73%	August, 2009	25
919 Third Avenue, NY, NY	(c)	235,113	6.87%	August, 2011	30
711 Westchester Avenue, White Plains, NY	(d)(f)	12,525	5.36%	January, 2015	30

Total / Weighted average		$418,613	7.2%

(a)	At December 31, 2006, we had a 60% general partnership interest in this property and our proportionate share of the aggregate principal amount of the mortgage was approximately $29.6 million.
(b)	These mortgages are cross-collateralized.
(c)	We have a 51% membership interest in this property and our proportionate share of the aggregate principal amount of the mortgage is approximately $119.9 million.
(d)	This mortgage note was interest only through January 2007 and then amortizes over a 30-year period.
(e)	The Company anticipates satisfying the note at maturity by repaying the outstanding balance with cash-on-hand.
(f)	These mortgages were satisfied or assigned in connection with the SL Green Merger and the Asset Sale.

Scheduled principal repayments to be made during the next five years and thereafter, for mortgage notes payable outstanding at December 31, 2006, are as follows and does not take into account the sale of certain of our properties in the Asset Sale or otherwise and the resulting reduction in our debt (in 000’s):

	Principal	Due at
	Amortization	Maturity	Total
2007	$8,120	$60,642	$68,762
2008	7,060	—	7,060
2009	6,440	100,254	106,694
2010	4,427	—	4,427
2011	2,501	217,592	220,093
Thereafter	735	10,842	11,577
	$29,283	$389,330	$418,613

At December 31, 2006, our unconsolidated joint ventures had total indebtedness of approximately $865.9 million, which was comprised of $9.0 million of floating rate unsecured debt and approximately $856.9 million of fixed rate mortgage indebtedness with a weighted average interest rate of approximately 5.1% and a weighted average maturity of approximately 8.5 years.  Our aggregate pro-rata share of the unconsolidated joint venture debt was approximately $188.2 million.

3.                    Unsecured Credit Facility and Term Loan

On January 13, 2006, we obtained a $250.0 million term loan (the “Term Loan”) from Goldman Sachs Mortgage Company.  The Term Loan was for an initial term of three months and had terms, including interest rates and financial covenants, substantially similar to our Credit Facility.  Proceeds from the Term Loan were used to repay outstanding borrowings under our Credit Facility.  On March 31, 2006, in conjunction with net proceeds received from the issuance of senior unsecured notes, we repaid the entire amount outstanding under the Term Loan.

As of December 31, 2006, we maintained a $500 million Credit Facility with JPMorgan Chase Bank, as administrative agent, Wells Fargo Bank, National Association as syndication agent and Citicorp, North America, Inc. and Wachovia Bank, National Association as co-documentation agents.  The Credit Facility was scheduled to mature in August 2008.  Borrowings under the Credit Facility accrued interest at a rate of LIBOR plus 80 basis points and the Credit Facility carried a facility fee of 20 basis points per annum.  In the event of a change in the Operating Partnership’s senior unsecured credit ratings the interest rates and facility fee were subject to change.  At December 31, 2006 and 2005, the outstanding borrowings under the Credit Facility aggregated $269.0 million and $419.0 million, respectively, and carried a weighted average interest rate of 6.14% and 5.17% per annum, respectively.

The Credit Facility was used primarily to finance real estate investments, fund our real estate development activities and for working capital purposes.

We capitalized interest incurred on borrowings to fund certain development projects in the amount of $12.7 million, $11.4 million and $8.1 million for the years ended December 31, 2006, 2005 and 2004, respectively.

At December 31, 2006, we had availability under the Credit Facility to borrow an additional $231.0 million, subject to compliance with certain financial covenants.

During January 2007, we incurred a net increase of $12.0 million in borrowings under the Credit Facility primarily for costs incurred or to be incurred pursuant to the SL Green Merger. Upon the closing of the SL Green Merger on January 25, 2007 the aggregate balance of $281.0 million outstanding under the Credit Facility, together with accrued and unpaid interest, was repaid and the Credit Facility was terminated.  (See Note 14.)

4.                                      Senior Unsecured Notes

During March 2006, the Operating Partnership issued $275.0 million aggregate principal amount of ten-year 6.00% senior unsecured notes. Interest on the notes is payable semi-annually on May 15 and November 15.   Prior to the issuance of these notes, we entered into an anticipatory interest rate hedge instrument to protect ourselves against potentially rising interest rates.  At the time the notes were issued, this instrument was settled and we received a net benefit of approximately $490,000.  Such benefit has been recorded to OCI and is being amortized as a yield adjustment to the fixed rate notes.  The net proceeds from the offering, after the underwriter’s discounts and expenses, were approximately $272.5 million and were used for the repayment of amounts outstanding under our Term Loan. (See Note 3)

As of December 31, 2006, the Operating Partnership had outstanding approximately $1.26 billion (net of unamortized issuance discounts) of senior unsecured notes (the “Senior Unsecured Notes”).

The following table sets forth the Operating Partnership’s Senior Unsecured Notes and other related disclosures by scheduled maturity date (dollars in 000’s):

Issuance	Face Amount	Coupon Rate	Term (in Years)	Maturity
June 17, 2002	$50,000	6.00%	5	June 15, 2007
August 27, 1997	150,000	7.20%	10	August 28, 2007
March 26, 1999	200,000	7.75%	10	March 15, 2009
January 22, 2004	150,000	5.15%	7	January 15, 2011
August 13, 2004	150,000	5.875%	10	August 15, 2014
March 31, 2006	275,000	6.00%	10	March 31, 2016
June 27, 2005	287,500	4.00%	20	June 15, 2025	(a)
	$1,262,500

(a)             Exchangable senior debentures which are callable after June 17, 2010 at 100% of par.  In addition, the debentures can be put to us, at the option of the holder at par, on June 15, 2010, 2015 and 2020 and upon the occurrence of certain change of control transactions (including the SL Green Merger as discussed in Note 14).

Interest on the Senior Unsecured Notes is payable semiannually with principal and unpaid interest due on the scheduled maturity dates.  In addition, certain of the Senior Unsecured Notes were issued at discounts aggregating approximately $8.6 million.  Such discounts are being amortized to interest expense over the term of the Senior Unsecured Notes to which they relate. Through December 31, 2006, approximately $1.3 million of the aggregate discounts have been amortized.

On March 23, 2007, we mailed notices to the holders of our 7.20% senior unsecured notes due 2007 and the holders of our 6.00% notes due 2007 notifying the holders of such notes that we were exercising our rights under the governing documents of the notes to redeem each series of notes in full.  The redemption of each series of notes is expected to occur on April 27, 2007.

5.      Land Leases, Air Rights, Operating and Capital Leases

As of December 31, 2006, we leased, pursuant to noncancellable operating leases, the land on which ten of our buildings were constructed.  The leases, certain of which contain renewal options at our direction, expire between 2043 and 2090.  The leases either contain provisions for scheduled increases in the minimum rent at specified intervals or for adjustments to rent based upon the fair market value of the underlying land or other indexes at specified intervals.  Minimum ground rent is recognized on a straight-line basis over the terms of the leases and includes lease renewals if reasonably assured that we will exercise our option.  Excess of amounts recognized over amounts contractually due are reflected as a deferred ground rent liability and included in accrued expenses and other liabilities on the accompanying balance sheets.

Amounts recognized as deferred ground rent liabilities aggregated approximately $10.5 million and $12.2 million at December 31, 2006 and 2005, respectively.

In addition, our property located at 810 7th Avenue, New York, NY is subject to certain air rights lease agreements.  These lease agreements have terms expiring in 2044 and 2048, including renewal options.

At December 31, 2006 Reckson Management Group, Inc. was subject to certain operating leases for its management office and warehouse storage space.  These operating leases were scheduled to expire, pursuant to their terms, during 2008 and 2009.

As of December 31, 2006, we leased certain building equipment at three of our suburban office properties which are classified as capital leases. This equipment had a cost basis of approximately $4.7 million at December 31, 2006 and cumulative amortization of approximately $766,000 and $129,000 at December 31, 2006 and 2005, respectively.

On January 25, 2007, in connection with the SL Green Merger and the Asset Sale, seven of the properties subject to land leases were sold, subject to their leases, Reckson Management Group Inc.’s operating lease for its management office was cancelled and all of the properties where certain building equipment was leased under capital leases were sold, subject to the capital leases.

Future minimum lease commitments relating to the land leases, air rights lease agreements and operating leases during the next five years and thereafter are as follows and does not take into account the sale of certain of our properties in the Asset Sale or otherwise (in 000’s):

Year ended December 31,	Land Leases	Air Rights	Operating Leases	Capital Leases

2007	$12,471	$362	$194	$671
2008	12,498	362	196	671
2009	12,644	362	14	671
2010	12,566	362	—	671
2011	10,301	362	—	671
Thereafter	332,548	2,895	—	2,517
	$393,028	$4,705	$404	5,872
Less amounts representing interest				(1,579)
Present value of net minimum lease payments				$4,293

Amounts contractually due and expensed under our land leases, air rights and operating leases for each of the three years ended December 31, 2006, 2005 and 2004 amounted to $14.6, $6.1 million and $5.4 million, respectively.

6.      Commercial Real Estate Investments

In May 2005, we acquired a 1.4 million square foot, 50-story, Class A office tower located at One Court Square, Long Island City, NY, for approximately $471.0 million, inclusive of transfer taxes and transactional costs.  One Court Square is 100% leased to the seller, Citibank N.A., under a 15-year net lease.  The lease contains partial cancellation options effective during 2011 and 2012 for up to 20% of the leased space and in 2014 and 2015 for up to an additional 20% of the originally leased space, subject to notice and the payment of early termination penalties. On November 30, 2005, we sold a 70% joint venture interest in One Court Square to certain institutional funds advised by JPMorgan Investment Management (the “JPM Investor”) for approximately $329.7 million, including the assumption of $220.5 million of the property’s mortgage debt.   The operating agreement of the

Court Square JV requires approvals from members on certain decisions including annual budgets, sale of the property, refinancing of the property’s mortgage debt and material renovations to the property. In addition, after September 20, 2009 the members each have the right to recommend the sale of the property, subject to the terms of the mortgage debt, and to dissolve the Court Square JV. We have evaluated the impact of FIN 46R on our accounting for the Court Square JV and have concluded that the Court Square JV is not a VIE.  We account for the Court Square JV under the equity method of accounting. We have also evaluated, under Issue 04-05, that the JPM Investor has substantive participating rights in the ordinary course of the Court Square JV’s business.  In accordance with the equity method of accounting, our proportionate share of the Court Square JV income was approximately $45,000 for 2005 and $196,000 for the year ended December 31, 2006.

On August 18, 2005, we entered into (i) an underwriting agreement relating to the public offering in Australia of approximately A$263.0 million (approximately $202.0 million) of units (“LPT Units”) in a newly-formed Reckson-sponsored Australian listed property trust, Reckson New York Property Trust (“Reckson LPT”), a newly-formed listed property trust which is traded on the Australian Stock Exchange and (ii) contribution and sale agreements pursuant to which, among other things, we agreed to transfer 25 of our properties for an aggregate purchase price of approximately $563.0 million and containing an aggregate of 3.4 million square feet, in three separate tranches, to the RAOC JV in exchange for a 25% interest in the RAOC JV and approximately $502.0 million in cash (inclusive of proceeds from mortgage debt to be assumed by the RAOC JV).  On September 21, 2005, Reckson LPT completed its public offering and the closing of the first of three tranches (“Tranche I”) of this transaction.

In connection with the Tranche I closing, the RAOC JV acquired from us 17 of our suburban office properties containing approximately 2.0 million square feet for approximately $367.0 million (including the assumption of approximately $196.1 million in mortgage debt which had been incurred by us in August 2005 — see Note 2).  In return, we received a 25% interest in the RAOC JV and approximately $128.1 million in cash resulting in an aggregate gain of approximately $103.6 million. As discussed below relating to certain guarantees we have made, approximately $18 million of the aggregate gain has been deferred to future periods pursuant to FASB No. 66 to coincide with the release of the guarantees.  As a result, gains on sales of real estate, related to Tranche I reported in 2005 was approximately $86.1 million.  Approximately $22.0 million of the cash received was used to repay certain of our secured mortgage indebtedness on September 30, 2005 and approximately $105.7 million of the cash received was used to establish an escrow account with a qualified intermediary for a future exchange of real property pursuant to Section 1031 of the Code (a “Section 1031 Exchange”).  A Section 1031 Exchange allows for the deferral of taxes related to the gain attributable to the sale of property if a qualified replacement property is identified within 45 days and such qualified replacement property is acquired within 180 days from the initial sale.  As described below, on October 7, 2005 we acquired a qualified replacement property for purposes of this Section 1031 Exchange and thereby deferred a portion of the tax gain from the Tranche I sale.

In connection with the foregoing, on September 21, 2005, Reckson Australia Holdings LLC (“Reckson Holdings”), a wholly-owned subsidiary of the Operating Partnership as of December 31, 2006, and Reckson Australia LPT Corporation (“LPT REIT”), a U.S. real estate investment trust which is wholly-owned by Reckson LPT, entered into the Amended and Restated Limited Liability Company Agreement governing the RAOC JV (the “Operating Agreement”).  Pursuant to the Operating Agreement, LPT REIT holds a 75% interest in, and acts as the managing member for, the RAOC JV, and Reckson Holdings holds a 25% non-managing member interest therein.  The Operating Agreement provides that, if at any time additional capital contributions are made to the RAOC JV, Reckson Holdings will have a right to make additional capital contributions up to an amount necessary to maintain its 25% interest therein on the same terms and conditions as such other capital contributions.

As the managing member of the RAOC JV, LPT REIT has the sole responsibility for managing its business and affairs on a day-to-day basis, other than with respect to certain identified “major decisions,” including but not limited to a merger or consolidation involving the RAOC JV, a disposition of all or substantially all of its assets, or the liquidation or dissolution of the RAOC JV.  Such major decisions require the prior written consent of a majority of the non-managing members. As a result of the foregoing, we are accounting for our 25% non-managing member interest in the RAOC JV under the equity method of accounting.   In accordance with the equity method of accounting, our proportionate share of the RAOC JV’s income was approximately $863,000 for the period 2005 and $3.1 million for the year ended December 31, 2006.

On January 6, 2006, Reckson LPT completed the second Tranche of this transaction (“Tranche II”) whereby the Australian JV acquired three of our suburban office properties: 6800 and 6900 Jericho Turnpike, Syosset, NY and 710 Bridgeport Avenue, Shelton, CT, (the “Tranche II Properties”) aggregating approximately 761,000 square feet for approximately $84.6 million, including the assignment of approximately $20.1 million of mortgage debt and approximately $64.5 million in cash.  As a result, gains on sales of real estate related to Tranche II was approximately $35.4 million.  Approximately $25.1 million of sales proceeds was used to establish an escrow account for the purpose of a future Section 1031 Exchange.  During May 2006, we terminated the Section 1031 Exchange and received the sales proceeds previously held by the qualified intermediary, including accrued interest. Such proceeds were used to repay outstanding borrowings under our Credit Facility. The balance of the cash proceeds, received at the time of the sale was used to fund our development activities and for general corporate purposes.  For federal income tax purposes, we recognized a tax gain of approximately $26.7 million. We do not anticipate that such tax gain will require us to distribute more than our regular quarterly distribution in order to satisfy the distribution requirements necessary for the Company to qualify as a REIT.

The Tranche III closing (“Tranche III”), consisting of five of our suburban office properties valued at approximately $111.8 million, closed on October 6, 2006.  The “Tranche III Properties” aggregated approximately 623,000 square feet and consisted of:  520 Broadhollow Road, 50 Marcus Avenue, 1660 Walt Whitman Road, all of which are located in Melville, NY, 580 White Plains Road, Tarrytown, NY and 300 Executive Park Drive, West Orange, NJ.  Proceeds from the Tranche III closing included the assignment of approximately $63.3 million of mortgage debt, additional equity in the Australian JV of approximately $18.3 million and cash of approximately $30.2 million.  Net cash proceeds received were used to repay outstanding borrowings under our Credit Facility and for general corporate purposes.  As discussed below relating to certain guarantees we have made, approximately $3.7 million of the aggregate gain has been deferred to future periods pursuant to FASB No. 66 to coincide with the release of the guarantees.   As a result, gains on sales of real estate related to Tranche III is approximately $29.4 million.

Our Service Companies provided asset management, property management, leasing, construction and other services to the Australian JV.   Affiliates of ours were entitled to transaction fees and ongoing fees for providing services to the Australian JV. During 2006, in connection with the Tranche II and Tranche III closings we earned approximately $1.9 million in transaction related fees. During 2005, in connection with the Tranche I closing we earned approximately $3.6 million in such fees. In addition, we earned approximately $4.1 million and $966,000 of service related fees for the years ended December 31, 2006 and 2005, respectively.  Such amounts were included in investment income and other on our consolidated statements of income. In addition, we also formed Reckson Australia Management Limited (“RAML”), a wholly owned subsidiary, that will manage Reckson LPT and serve as its “Responsible Entity”. The Responsible Entity will be managed by a six member board that includes three independent directors domiciled in Australia and three of the Company’s executive officers.  To address and mitigate any potential conflicts of interest with Reckson LPT or its affiliates the Company has adopted the following policies: (i) all transactions between the Company and Reckson LPT or its affiliates shall require the approval of a majority of the independent directors of both the Company and Reckson LPT, (ii) executive officers and directors of the Company are prohibited from owning equity in Reckson LPT, and  (iii) the adoption of an express policy which mandates that property services and leasing decisions shall be made without regard to the Company’s percentage ownership of any property.

Under the Operating Agreement, Reckson Holdings will have the right, beginning September 21, 2007, to require LPT REIT to redeem all or a portion of Reckson Holdings’ membership interest in the Australian JV for cash or, at LPT REIT’s option, shares of LPT REIT’s common stock (which may be exchanged for LPT Units) on a one-for-one basis.  Reckson Holdings also has the right to cause the liquidation of the Australian JV in the event that RAML is replaced as Reckson LPT’s Responsible Entity.  In addition, the Operating Agreement contains a right of first refusal granting Reckson Holdings the right to acquire any asset of the RAOC JV, at fair market value, in the event of an attempted sale of such asset or the exercise of Reckson Holdings’ right to liquidate the Australian JV.

In connection with the Tranche I closing, on September 21, 2005, the Company, the Australian JV and LPT REIT entered into an Option Agreement (the “Option Agreement”) pursuant to which we granted the Australian JV options to acquire ten additional properties from the Operating Partnership over a two year period, beginning January 1, 2006.  The properties contain an aggregate of approximately 1.2 million square feet and will be priced based on the fair market value of the properties at the time the option is exercised.   The Option Agreement contains a right of first refusal granting the RAOC JV the right to acquire any option property from Reckson in the event we receive, and are amenable to, an offer from a third party to purchase such option property.  The Option Agreement will terminate under certain circumstances.

In connection with the mortgage indebtedness securing nine of the Tranche I properties, which were transferred to the Australian JV on September 21, 2005, and three of the Tranche III properties which were transferred to the Australian JV on October 6, 2006, we have guaranteed to the lender certain customary non-recourse carve-outs, as well as certain obligations relating to the potential termination of a number of leases at four of these properties. We have also guaranteed to the lender certain capital requirements related to these properties. We will be relieved of the customary non-recourse carve-outs and capital requirements upon transfer of the respective properties to the Australian JV and the Australian JV meeting a net worth test of at least $100.0 million. We will be relieved of all but two of the lease related obligations upon transfer of the respective properties to the Australian JV and the Australian JV meeting a net worth test of at least $200.0 million. The Australian JV has agreed to indemnify us for any loss, cost or damage it may incur pursuant to our guaranty of these obligations. The RAOC JV has met the $100.0 million net worth threshold and there remain approximately $22.4 million of aggregate guarantees outstanding.

In accordance with FASB Statement No. 144, the assets and liabilities of the properties transferred and to be transferred, excluding the option properties, to the Australian JV are classified as held for sale on our consolidated balance sheets, for all periods presented.

During September 2005, we entered into a letter of intent with an entity owned by the owner of the New York Islanders professional hockey team to enter into a 50 / 50 joint venture to potentially develop over five million square feet of office, residential, retail and hotel space located on 77 acres in the Mitchel Field, Long Island sub-market in and around Nassau County’s Veterans Memorial Coliseum.  In March 2006, the joint venture was selected by the County Executive for the development of the 77 acre site.  In May 2006, the County Executive and the joint venture entered into a memorandum of understanding for the development of the site.  In September 2006, the term of the memorandum of understanding was extended through December 29, 2006.    On January 25, 2007, in connection with the SL Green Merger and the Asset Sale, the memo of understanding and potential development rights were transferred. (See Note 14.)

On March 7, 2006, we sold our 354,000 square foot office building in Orlando, Florida for aggregate consideration of approximately $70.0 million which resulted in a gain of approximately $9.5 million.  Such gain is reflected as a component of discontinued operations on our consolidated statements of income.  This non-core real estate holding was acquired in May 1999 in connection with our initial New York City portfolio acquisition.  Net proceeds from the sale were used to establish an escrow account with a qualified intermediary for a future Section 1031 Exchange.  During May 2006 we terminated the Section 1031 Exchange and received the sales proceeds previously held by the qualified intermediary, including accrued interest. Such proceeds were used to repay outstanding borrowings under our Credit Facility.   For federal income tax purposes, we recognized a tax gain of approximately $5.2 million. We do not anticipate that such tax gain will require us to distribute more than our regular quarterly distribution in order to satisfy the distribution requirements necessary for the Company to qualify as a REIT.

On March 31, 2006, we sold a 161,000 square foot office building located in Westchester County for $35.3 million.  Sales proceeds received were used for the repayment of the mortgage note encumbering the property located at 1350 Avenue of the Americas in New York, NY.  This non-core real estate holding was acquired in December 2005 as part of a 14 office property portfolio acquisition.

On March 31, 2006, a group of institutional investors led by JPMorgan Investment Management, our joint venture partner in the Court Square JV and the property located at 919 Third Avenue, NY, purchased our option to acquire the existing minority partners’ 40% partnership interest in the Omni Property for net proceeds of approximately $9.0 million.  Such proceeds have been included in investment income and other on our consolidated statements of income.  In connection with this transaction, the original minority partner repaid to us approximately $22.1 million representing amounts due under a note receivable which was secured by their interest in the Omni Property.  Such aggregate proceeds to us of approximately $31.2 million were used for the repayment of the mortgage note encumbering the property located at 1350 Avenue of the Americas in New York, NY.

As of December 31, 2006, we owned and operated 92 office properties (inclusive of thirty office properties owned through joint ventures) comprising approximately 20.2 million square feet and eight flex properties (inclusive of two flex properties owned through joint ventures) comprising approximately 863,000 square feet located in the New York Tri-State Markets.

We also owned certain land parcels throughout our markets in the New York Tri-State Markets (the “Development Parcels”).  During July 2005, we commenced the ground-up development on one of the Development Parcels of a 37,000 square foot Class A retail property located within our existing six building Landmark Square office park in Stamford, Connecticut. In August 2005, we recommenced the ground-up development of one of the Development Parcels of a 313,000 square foot Class A office building located within our then existing three building office park located in Princeton, NJ. One of our Development Parcels, aggregating approximately 4.1 acres was sold in September 2006 for aggregate consideration of $2.0 million.  As a result, we recognized a gain on sales of real estate of approximately $757,000.  Excluding the foregoing, at December 31, 2006 our inventory of Development Parcels aggregated approximately 309 acres of land in 11 separate parcels in which we had invested approximately $128.5 million.

Management, as of December 31, 2006, has made subjective assessments, as of December 31, 2006, as to the value and recoverability of our investments in the Development Parcels based on current and proposed development plans, market comparable land values and alternative use values. Based on these assessments, we believe there is no impairment to the carrying value of the Development Parcels.

On January 25, 2007, SL Green completed the Asset Sale to the Buyer for a total consideration of approximately $2.0 billion. SL Green caused the Operating Partnership to transfer the following assets to the Buyer in the Asset Sale: (1) certain real property assets and/or entities owning such real property assets, in either case, of the Operating Partnership and 100% of certain loans secured by real property, all of which are located in Long Island, New York; (2) certain real property assets and/or entities owning such real property assets, in either case, of the Operating Partnership located in White Plains and Harrison, New York; (3) all of the real property assets and/or entities owning 100% of the interests in such real property assets, in either case, of the Operating Partnership located in New Jersey; (4) the entity owning a 25% interest in Reckson Australia Operating Company LLC, our Company’s Australian management company (including its Australian licensed responsible entity), and other related entities, and the Operating Partnership and the Operating Partnership subsidiaries’ rights to and interests in, all related contracts and assets, including, without limitation, property management and leasing, construction services and asset management contracts and services contracts; (5) the direct or indirect interest of the Company in Reckson Asset Partners, LLC, an affiliate of RSVP and all of the Operating Partnership’s rights in and to certain loans made by the Operating Partnership to Frontline Capital Group, the bankrupt parent of RSVP, and other related entities, which will be purchased by a 50/50 joint venture with an affiliate of SL Green; (6) a 50% participation interest in certain loans made by a subsidiary of the Operating Partnership that are secured by four real property assets located in Long Island, New York; and (7) 100% of certain loans secured by real property located in White Plains and New Rochelle, New York.

Discontinued Operations

During the twelve month period ended December 31, 2006 we sold two of our operating properties and one parcel of land.   We have classified their results of operations, for all periods presented, and gains from their sales, as discontinued operations on our consolidated statements of income.

The following table sets forth those assets and liabilities classified on our balances sheets as held for sale (in 000’s):

	December 31, 2006		December 31, 2005
	Assets	Liabilities	Assets	Liabilities
Properties held for sale at December 31, 2005 and sold during 2006:
Eight operating properties to be sold to the RAOC JV	$—	$—	$101,740	$84,326
One Orlando Centre located in Orlando, Florida	—	—	59,457	56
3 Gannett Drive located in Westchester, NY	—	—	31,977	190
Land parcel located in Long Island, New York	—	—	1,123	—

Totals	$—	$—	$194,297	$84,572

The following table sets forth the income from discontinued operations and the related net gains on sales of real estate for those properties sold during the years ended December 31, 2006, 2005 and 2004 (in 000’s and net of minority and limited partners interests):

	Year ended December 31,
	2006	2005	2004
Income (loss) from discontinued operations:
One Orlando Centre located in Orlando, Florida	$1,316	$764	$(782)
3 Gannett Drive located in Westchester, NY	213	20	—
Land parcel located on Long Island, NY	(7)	—	—
Properties sold during 2005 and 2004	—	7,145	7,616

Total income from discontinued operations	1,522	7,929	6,834

Gains on sales of real estate:
One Orlando Centre located in Orlando, Florida	9,000	—	—
Land parcel located on Long Island, NY	439	—	—
Properties sold during 2005 and 2004	—	63,039	12,424

Total gains on sales of real estate — discontinued operations	9,439	63,039	12,424

Total discontinued operations	$10,961	$70,968	$19,258

Note Receivable Investments

On March 16, 2005, our wholly-owned subsidiary advanced under separate mezzanine loan agreements, each of which bears interest at 9% per annum, (i) approximately $8.0 million which matures in April 2010 and is secured, in part, by indirect ownership interests in ten suburban office properties located in adjacent office parks in Long Island, NY and (ii) approximately $20.4 million which matures in April 2012 and is secured, in part, by indirect ownership interests in twenty-two suburban office properties located in adjacent office parks in Long Island, NY. Each mezzanine loan is additionally secured by other guaranties, pledges and assurances and is pre-payable without penalty after 18 months from the initial funding. We made these investments through a borrowing under our Credit Facility.

On September 30, 2005, we advanced $20.0 million to entities that are each controlled by Cappelli Enterprises under a junior mezzanine loan. This mezzanine loan bore interest at 15.0% per annum, was secured by a subordinate pledge of an indirect ownership interest in a 550,000 square foot office condominium in a Class A office tower located at 1166 Avenue of the Americas, New York, NY and had a scheduled maturity date of March 31, 2006.  As described below, during May 2005, we made a $55.3 million participating loan investment secured by interests in this property (including the interests securing this new mezzanine loan).  We also advanced a $10.0 million bridge loan to Louis Cappelli, an affiliate, under a promissory note (the “Promissory Note”) in anticipation of closing a longer-term structured finance transaction.  The Promissory Note bore interest at 4.86% per annum, matured on November 30, 2005, was secured by a security interest in a reserve account owned by the borrower and was pre-payable in whole or in part without penalty.  These investments were funded through a borrowing under our Credit Facility.  On November 30, 2005, the Promissory Note was repaid, we advanced an additional $5.0 million under the mezzanine loan and adjusted its interest rate to 17.5% per annum and extended its maturity date to November 30, 2009.  The refinanced junior mezzanine loan is secured by interests in the 1166 Avenue of the Americas condominium and guaranteed by Mr. Cappelli.

On October 7, 2005, our wholly-owned subsidiary advanced under a second mortgage loan agreement $10.0 million to an entity which owns a 60,000 square foot office property located on Madison Avenue in New York City which is currently slated for residential conversion. The borrower is an affiliate of the seller of EAB Plaza which we acquired on October 7, 2005.  This mortgage loan bears interest at 20.0% per annum, requires monthly payments of interest only, matures on October 7, 2007 and is secured by the underlying property. The mortgage loan is not pre-payable until the earlier of January 10, 2007 or the sale of the underlying property and upon notice. In addition to this mortgage loan, Reckson Construction and Development, LLC (“RCD”) entered into a development agreement with the owner of the property to perform certain predevelopment, development and / or other services with respect to the property. In exchange for its services, RCD will receive a development fee of $2.0 million which is payable in equal monthly installments over a two-year period. Interest due under the mortgage note during its term and the entire development fee are currently being held in a segregated account under our control.

On July 27, 2006, we advanced $20.0 million under a loan agreement which is secured by certain pledges of project income and ownership interests and a personal guarantee of an affiliate of the borrower.  This loan matures in August 2009 and bears interest at 15% per annum (10% annual pay rate and 5% monthly compounded deferred rate).  The loan is pre-payable at any time with yield maintenance through August 1, 2007 if pre-paid prior to August 2007.  This investment was funded through a borrowing under our Credit Facility.

On August 10, 2006, we advanced $10.0 million under a loan agreement which is secured by certain pledges of project income and ownership interests and a personal guarantee of an affiliate of the borrower.  This loan matures in August 2009 and bears interest at 15% per annum (10% annual pay rate and 5% monthly compounded deferred rate).  The loan is pre-payable at any time with yield maintenance through August 15, 2007 if pre-paid prior to such date.  This investment was funded through a borrowing under our Credit Facility.

At December 31, 2006, we had invested approximately $123.4 million in mezzanine loans and approximately $70.9 million in other loan investments (collectively, the “Note Receivable Investments”). In general these investments are secured by a pledge of either a direct or indirect ownership interest in the underlying real estate or leasehold, a first mortgage, other guaranties, pledges and assurances.

The following table sets forth the terms of the mezzanine loans at December 31, 2006 (in 000’s):

Property	Amount	Interest Rate	Funding	Maturity
Long Island office portfolio (d)	$8,031	9.00%	Mar., 2005	Apr., 2010 (a)
Long Island office portfolio (d)	20,356	9.00%	Mar., 2005	Apr., 2012 (a)
72 Madison Avenue, NY, NY (b)	10,000	20.00%	Oct., 2005	Oct., 2007
1166 Avenue of the Americas, NY, NY (c)	25,000	17.50%	Nov., 2005	Nov., 2009
100 Wall Street, NY, NY	30,000	15.00%	Dec., 2005	Dec., 2007
221 Main Street, White Plains, NY (d)	20,000	15.00%	Jul., 2006	Aug., 2009
175 Huguenot Street, New Rochelle, NY (d)	10,000	15.00%	Aug., 2006	Aug., 2009
	$123,387

(a)             Prepayable without penalty.

(b)            In addition to this mortgage loan, Reckson Construction and Development, LLC (“RCD”) entered into a development agreement with the owner of the property to perform certain predevelopment, development and / or other services with respect to the property.  In exchange for its services, RCD received a development fee of $2.0 million which is payable in equal monthly installments over a two-year period which commenced during October 2005.

(c)             Junior mezzanine loan secured by interests in a 550,000 square foot condominium interest.

(d)            Notes sold in the Asset Sale.

In May 2005, we acquired a 65% interest in an $85 million, 15-year loan secured by an indirect interest in a 550,000 square foot condominium in a Class A office tower located at 1166 Avenue of the Americas, New York, NY for approximately $55.3 million.  The loan accrues interest compounded at 9.0% and pays interest at an annual rate of 6.0% through March 2010, 8.5% thereafter through March 2015 and 11.0% thereafter through maturity in 2020.  The loan is pre-payable only under certain circumstances and, in any case, not before 2009. Upon a capital event related to the indirect interest in the property which secures the loan, we are entitled to participate in 30% of the net proceeds derived from such capital event.  This investment replaced our $34.0 million mezzanine loan, including accrued and unpaid interest, to one of the partners owning such condominium interest. We also acquired an approximately 5% indirect ownership interest in the property for a purchase price of approximately $6.2 million.  The balance of these investments was funded through a borrowing under our Credit Facility and cash on hand.

On March 30, 2006, we advanced approximately $14.2 million under three separate loan agreements which are secured by certain flex properties, aggregating approximately 450,000 square feet,  located in Nassau County, Long Island and in part by a personal guarantee of an affiliate of the borrower.  These loans have an initial weighted average interest rate of 15.3% and mature on April 1, 2008.  In addition, the loans are not prepayable, without penalty, prior to October 1, 2007.

As of December 31, 2006, we held one other note receivable, which aggregated $1.0 million and carried an interest rate of 10.50% per annum. The Other Note matures on January 31, 2010 and is secured in part by our minority partner’s preferred unit interest in us.

The following table sets forth the terms of our other loan investments at December 31, 2006 (in 000’s):

Property	Amount	Interest Rate	Funding	Maturity
Flex property located in Nassau County, Long Island (e)	$14,188	15.29%	Mar., 2006	Apr., 2008
NYC Class A office condominium interest	55,250	9.00%	May, 2005	Dec., 2020
Other	1,000	10.50%	Oct., 2004	Jan., 2010
Other	500	5.35%	Dec., 2004	Dec., 2009
	$70,938

(e)             50% interest was sold in the Asset Sale.

The following table sets forth the changes in our Note Receivable Investments for each of the periods in the three years ended December 31, 2006 (in thousands):

	2006	2005	2004

Balance at the beginning of period	$174,612	$85,855	$54,986
Additions during the period:
New investments	44,238	148,637	31,500
Interest receivables and related investment costs	4,270	4,212	1,777

Deductions during the period:
Collections / satisfaction of principal	22,081	64,092	2,408

Balance at end of period	$201,039	$174,612	$85,855

As of December 31, 2006, management made subjective assessments as to the underlying security value on the Note Receivable Investments.  These assessments indicate an excess of market value over the carrying value and, based on these assessments, we believe there is no impairment to their carrying value.

7.      Partners’ Capital

A Class A OP Unit and a share of common stock have similar economic characteristics as they effectively share equally in the net income or loss and distributions of the Operating Partnership.  As of December 31, 2006, we had issued and outstanding 1,129,733 Class A OP Units and no Class C OP Units.  The Class A OP Units and the Company’s common stock prior to the SL Green Merger received a quarterly distribution of $0.4246 per unit/share.  The Class C OP Units were issued in August 2003 in connection with the contribution of real property to us and prior to the SL Green Merger and while outstanding received a quarterly distribution of $0.4664 per unit.

As of December 31, 2006, the Company had approximately 396,000 shares of its common stock reserved for issuance under its stock option plans at a weighted average exercise price of $22.82 per option.  In addition, as of December 31, 2006, the Company had approximately 2.4 million shares of its common stock reserved for future issuance under its stock option plans.  All options to purchase shares of the Company common stock were cancelled in connection with the SL Green Merger.

During June 2005, we issued $287.5 million aggregate principal amount of 4.00% exchangeable senior debentures due June 15, 2025. The debentures were issued at 98% of par and are exchangeable for shares of common stock of the Company on or after June 15, 2024 at an initial exchange rate of 24.6124 common shares per $1,000 of principal amount of debentures.   The debentures are also exchangeable:  (i) if the market price of the Company’s common stock over a specified period of time is more than 125% of the exchange price per share then in effect; (ii) if the trading price of the debentures over a specified period of time is less than 98% of the product of the closing price of the Company’s shares multiplied by the applicable exchange rate; (iii) during a specified period of time, for any debentures that have been called for redemption; (iv) under certain circumstances, upon the occurrence of a distribution to holders of the Company’s shares of (a) rights to purchase the Company’s common stock at a price below the market price of the Company’s shares or (b) assets, debt securities or rights to purchase the Company’s securities or our securities that have a per share / unit value exceeding 10% of the market price of the Company’s shares; (v) if the Company’s common stock is not listed on a national or regional securities exchange or quoted on NASDAQ for 30 consecutive trading days; or (vi) if we or the Company is party to a consolidation, merger or binding share exchange pursuant to which all of the Company’s common stock would be exchanged for cash, securities or other property.

If exchanged in accordance with their terms, the debentures will be settled in cash up to their principal amount and any remaining exchange value will be settled, at our option, in cash, the Company’s common stock or a combination thereof.  The debentures were guaranteed by the Company.  We have the option to redeem the debentures beginning June 18, 2010 for the principal amount plus accrued and unpaid interest.  Holders of the debentures have the right to require us to repurchase their debentures at 100% of the principal amount thereof plus accrued and unpaid interest on June 15, 2010, June 15, 2015 and June 15, 2020 or, in the event of certain change in control transactions (including the SL Green Merger as discussed in Note 14), prior to June 15, 2010.

In connection with the SL Green Merger, we entered into a supplemental indenture pursuant to which we elected to change our exchange obligation with respect to the debentures into an obligation to deliver, upon exchange of the debentures, cash, shares of SL Green common stock or combination thereof, at our election.  In connection with the SL Green Merger, SL Green guaranteed all obligations under the debentures.

On February 14, 2007, we announced that, following the SL Green Merger, the adjusted exchange rate for the debentures is 7.7461 shares of SL Green common stock per $1,000 of principal amount of debentures and the adjusted reference dividend for the debentures is $1.3491.

Our limited partners’ minority interest (“Limited Partner Equity”), which is reflected on the accompanying balance sheets, is reported at an amount equal to the limited partners’ ownership percentage of our net equity at the end of the reporting period.  The Limited Partner Equity is adjusted at the end of the period to reflect the ownership percentages at that time. The Limited Partner Equity was approximately 2.3% and 3.2% at December 31, 2006 and December 31, 2005, respectively.

During the year ended December 31, 2006, certain of our limited partners exchanged 264,766 OP Units and 100% or 465,845 Class C OP Units for an equal number of shares of the Company’s common stock.  In addition, 174,643 OP Units were redeemed for approximately $7.8 million.

The following table sets forth our annual distribution rates and distributions paid on each class of its common and preferred units for each of the years ended December 31:

	2006	2005	2004
Class A OP Unit:
Distribution rate	$1.698	$1.698	$1.698
Distributions paid (in thousands)	$145,197	$143,274	$116,320

Class B OP Unit (a):
Distribution rate	$—	$—	$—
Distributions paid (in thousands)	$—	$—	$1,744

Class C OP Unit (b):
Distribution rate	$1.866	$1.866	$1.866
Distributions paid (in thousands)	$766	$860	$866

Series A preferred unit (c):
Distribution rate	$—	$—	$1.906
Distributions paid (in thousands)	$—	$—	$14,988

Series B preferred unit (d):
Distribution rate	$—	$—	$—
Distributions paid (in thousands)	$—	$—	$787

(a)             On November 25, 2003, the Company elected to exchange all of its then outstanding Class B common stock for an equal number of shares of its common stock.  Final cash dividends on the Class B common stock were paid during January 2004, which relate to the period from November 1, 2003 through November 25, 2003.

(b)            Class C OP Units were issued in August 2003 in connection with the contribution of real property to the Operating Partnership.  As of December 31, 2006, all Class C OP Units had been exchanged for an equal number of shares of the Company’s common stock.

(c)             During 2004, the Company purchased or redeemed 6,947,567 shares of its Series A preferred stock for approximately $181.0 million, including accumulated and unpaid dividends.  In addition, 1,886,933 shares of Series A preferred stock were exchanged for common stock of the Company at the election of the Series A preferred stockholders.  As a result of these transactions, there was no Series A preferred stock outstanding at December 31, 2004.  The dividend rate of $1.906 represents the annualized per share dividend rate without regard to the aforementioned transactions.  In addition, the dividends paid of approximately $15.0 million during 2004 excludes cash redemption charges of approximately $5.2 million.

(d)            In January 2004, the Company exercised its option to redeem 2.0 million shares, or 100%, of its then outstanding Series B preferred stock for approximately 1,958,000 shares of its common stock.  Final cash dividends on the Series B preferred stock were paid during January 2004, which related to the period from November 1, 2003 through January 4, 2004.

The Board of Directors of the Company initially authorized the purchase of up to 5.0 million shares of the Company’s common stock.  Transactions conducted on the New York Stock Exchange were effectuated in accordance with the safe harbor provisions of the Securities Exchange Act of 1934.  Since the Board’s initial authorization, the Company has purchased 3,318,600 shares of its common stock for an aggregate purchase price of approximately $71.3 million.  In June 2006, the Board of Directors authorized the re-institution of the Company’s common stock repurchase program, which had been inactive since March 2003.  As of December 31, 2006, the Company did not purchase any of its outstanding common stock under the re-instituted common stock repurchase program.

We had issued and outstanding 1,200 preferred units of limited partnership interest with a liquidation preference value of $1,000 per unit and a stated distribution rate of 7.0%, which was subject to reduction based upon terms of their initial issuance (the “Preferred Units”).  The terms of the Preferred Units provided for this reduction in distribution rate in order to address the effect of certain mortgages with above market interest rates which were assumed by us in connection with properties contributed to us in 1998.   As a result of the aforementioned reduction, no distributions were being made on the Preferred Units.  In connection with the SL Green Merger, the holder of the Preferred Units transferred the Preferred Units to SL Green Operating Partnership, L.P. (“SLG OP”) in exchange for the issuance of 1,200 preferred units of limited partnership interest in SLG of with substantially similar terms as the Preferred Units.

Net income per common partnership unit is determined by allocating net income after preferred distributions and minority partners’ interest in consolidated partnerships income to the general and limited partners based on their weighted average distribution per common partnership units outstanding during the respective periods presented.

Holders of preferred units of limited and general partnership interest are entitled to distributions based on the stated rates of return (subject to adjustment) for those units.

In July 2002, as a result of certain provisions of the Sarbanes-Oxley Act of 2002, we discontinued the use of stock loans in our Long Term Incentive Programs (“LTIP”).  In connection with LTIP grants made prior to the enactment of the Sarbanes-Oxley Act of 2002, the Company as of December 31, 2006, had stock loans outstanding to certain executive officers which were used to purchase 385,000 shares of the Company’s common stock. The stock loans were priced at the market prices of the Company’s common stock at the time of issuance, bear interest at the mid-term Applicable Federal Rate and are secured by the shares purchased.  Such stock loans (including accrued interest) were scheduled to vest and be ratably forgiven each year on the anniversary of the grant date based upon initial vesting periods ranging from seven to ten years.  Such forgiveness was based on continued service and in part on the Company attaining certain annual performance measures.  These stock loans had an initial aggregate weighted average vesting period of approximately nine years.  In connection with the SL Green Merger, in December 2006, the remaining 139,000 shares of common stock subject to the original stock loans which were anticipated to vest between 2007 and 2011 were deemed earned and released to the executive officers.  In addition, the associated stock loans aggregating approximately $2.9 million were forgiven in their entirety.  Approximately $4.6 million and $2.3 million of compensation expense (inclusive of cash payments in respect of taxes payable by the borrower resulting from such forgiveness) was recorded for the years ended December 31, 2006 and 2005, respectively, related to these loans.  Such amounts have been included in marketing, general and administrative expenses on the accompanying consolidated statements of income.

The outstanding stock loan balances due from executive officers aggregated approximately $3.8 million at December 31, 2005 and have been included as a reduction of additional paid in capital on the accompanying consolidated balance sheet.  Other outstanding loans to executive and senior officers at December 31, 2006 and December 31, 2005 amounted to approximately $421,000 and $2.5 million, respectively, and are included in investments in affiliate loans and joint ventures on the accompanying consolidated balance sheets and are primarily related to tax payment advances on stock compensation awards and life insurance contracts made to certain executive and non-executive officers.

In connection with the SL Green Merger, these stock loans were forgiven and the shares of Company common stock that served as collateral for these stock loans was released to the borrower executive officers.  In addition, in connection with the foregiveness of the stock loans, the executive officers received reimbursement in an amount equal to the individual’s aggregate tax liability resulting for such foregiveness and tax treatment.

In November 2002 and March 2003, an award of rights was granted to certain executive officers of the Company (the “2002 Rights” and “2003 Rights,” respectively, and collectively, the “Rights”).  Each Right represented the right to receive, upon vesting, one share of the Company’s common stock if shares are then available for grant under one of the Company’s stock option plans or, if shares were not so available, an amount of cash equivalent to the value of such stock on the vesting date.  The 2002 Rights vested in four equal annual installments beginning on November 14, 2003 (and were fully vested on November 14, 2006).  The 2003 Rights were earned on March 13, 2005 and vest in three equal annual installments beginning on March 13, 2005.  In connection with the SL Green Merger, the 2003 Rights became fully vested.  Dividends on the shares will be held by the Company until such shares become vested, and will be distributed thereafter to the applicable officer.  The 2002 Rights also entitled the holder thereof to cash payments in respect of taxes payable by the holder resulting from the 2002 Rights.  The 2002 Rights aggregated 62,835 shares of the Company’s common stock and the 2003 Rights aggregated 26,040 shares of common stock.  In November 2006, the remaining shares of common stock reserved related to the 2002 Rights, aggregating 15,709 shares were released to the executive officers.  In addition, in connection with the SL Green Merger, in December 2006, 5,788 of the remaining 2003 Rights were deemed earned and released to certain executive officers.  As of December 31, 2006, there remains 2,894 shares of common stock reserved related to the 2003 Rights which were released in January 2007 in connection with the merger.  Approximately $441,000 and $465,000 of compensation expense was recorded for the years ended December 31, 2006 and 2005, respectively, related to the Rights.  Such amounts have been included in marketing, general and administrative expenses on the accompanying consolidated statements of income.

In March 2003, the Company established a new LTIP for its executive and senior officers (the “2003 LTIP”).  The four-year plan has a core award, which provided for annual stock based compensation based upon continued service and in part based on the Company attaining certain annual performance measures.  The plan also had a special outperformance component in the form of a bonus pool equal to 10% of the total return in excess of a 9% cumulative and compounded annual total return on the Company’s common equity for the period through the four-year anniversary after the date of grant (the “Special Outperformance Pool”).  The aggregate amount payable to such officers from the Special Outperformance Pool was capped at an amount calculated based upon a total cumulative and compounded annual return on the common equity of 15%.  An officer’s special outperformance award represented an allocation of the Special Outperformance Pool and will become vested on the fourth anniversary of the date of grant, provided that the officer remains in continuous employment with the Company or any of its affiliates until such date, and the Company had achieved on a cumulative and compounded basis, during the four fiscal years completed on the applicable anniversary date, a total return to holders of the common equity that (i) is at or above the 60th percentile of the total return to stockholders achieved by members of the peer group during the same period and (ii) equals at least 9% per annum.  Special outperformance awards will be paid in cash; however, the Compensation Committee, in its sole discretion, may elect to pay such an award in shares of common stock, valued at the date of vesting, if shares are available at such time under any of the Company’s existing stock option plans.  The LTIP provided that no dividends or dividend equivalent payments will accrue with respect to the special outperformance awards.  On March 13, 2003, the Company made available 827,776 shares of its common stock under its existing stock option plans in connection with the core award of the 2003 LTIP for certain of its executive and senior officers.  During May 2003, the special outperformance awards of the 2003 LTIP were amended to increase the per share base price above which the four year cumulative return is measured from $18.00 to $22.40.

The Board of Directors approved an amendment to the 2003 LTIP to revise the peer group used to measure relative performance.  The amendment eliminated the mixed office and industrial companies and added certain other “pure office” companies in order to revise the peer group to office sector companies.  The Board has also approved the revision of the performance measurement dates for future vesting under the core component of the 2003 LTIP from the anniversary of the date of grant to December 31 of each year.  This was done in order to have the performance measurement coincide with the performance period that the Company believes many investors use to judge the performance of the Company.

On December 27, 2004, we entered into definitive agreements with certain executive and senior officers of the Company to revise their incentive awards under the 2003 LTIP.  The revised agreements provided for (i) the rescission of the unvested portion of their core awards and (ii) an award in exchange for the rescinded core awards of an equal number of our units of a new class of limited partnership interests (“LTIP Units”).

Each executive and senior officer participating in the 2003 LTIP was offered the option to retain all or a portion of his core awards or to rescind them in exchange for new awards of LTIP Units.  On December 27, 2004, certain executive and senior officers accepted such offer and thereby amended their Amended and Restated Long-Term Incentive Award Agreement to cancel, in the aggregate, 362,500 shares of restricted stock of the Company representing all or a portion of their unvested core award, and received an equal number of LTIP Units.

The revised awards under the 2003 LTIP were designed to provide the potential for executives to retain a greater equity interest in the Company by eliminating the need for executives to sell a portion of the core awards immediately upon vesting in order to satisfy personal income taxes which are due upon vesting under the original core awards.

With respect to the 2003 LTIP, the Company met its annual performance measure with respect to the 2006, 2005, 2004 and 2003 annual measurement periods, respectively. As a result, the Company issued to the participants of the 2003 LTIP 69,442, 86,111, 102,779 and 206,944 shares of its common stock, respectively, related to the core component of the 2003 LTIP.

The terms of each award of LTIP Units were substantially similar to those of the core awards under the 2003 LTIP.  The vesting, performance hurdles and timing for vesting remain unchanged.  However, an LTIP Unit represented an equity interest in the Operating Partnership, rather than the Company.  At issuance, the LTIP Unit had no value but may over time accrete to a value equal to (but never greater than) the value of one share of common stock of the Company (a “REIT Share”).  Initially, LTIP Units did not have full parity with OP Units with respect to liquidating distributions.  Upon the occurrence of certain “triggering events” (such as the issuance of additional OP Units by us), we will revalue its assets for the purpose of the capital accounts of its partners and any increase in valuation of our assets from the date of the issuance of the LTIP Units through the “triggering event” will be allocated to the capital accounts of holders of LTIP Units until their capital accounts are equivalent to the capital accounts of holders of OP Units.  If such equivalence was reached, LTIP Units would achieve full parity with OP Units for all purposes, and therefore accrete to an economic value equivalent to REIT Shares on a one-for-one basis.  In addition, if such parity is reached, vested LTIP Units may only be converted into an equal number of OP Units after two years from the date of grant.  However, in the absence of an increase in the value of our assets and the occurrence of “triggering events,” such economic equivalence would not be reached. Until and unless such economic equivalence is reached, the value that the officers will realize for vested LTIP Units will be less than the value of an equal number of REIT Shares.  In addition, LTIP Units are subject to specific performance related vesting requirements.  In addition, unlike core awards under the 2003 LTIP (wherein dividends that accumulate are paid upon vesting), LTIP Units will receive the same quarterly distributions as OP Units on a current basis, thus providing full dividend equivalence with REIT Shares.  Each LTIP Unit awarded is deemed equivalent to an award of one share of common stock reserved under one of the Company’s stock option plans, reducing availability for other equity awards on a one-for-one basis.  At the scheduled March 2005 vesting date, the specified performance hurdles were met, and officers that received LTIP Units received a one-time cash payment that represented payment of the full vested amount of the accrued unpaid dividends under the core award of the 2003 LTIP through December 27, 2004, the issuance date of the LTIP Units. In addition, the officers, in the aggregate, vested in 104,167 LTIP Units.  At the scheduled March 2006 vesting date, the specified performance hurdles were met and officers that received LTIP Units, in the aggregate, vested in 120,833 LTIP Units.  On April 4, 2006 (the “Measurement Date”), as a result of the Company issuing 207,000 LTIP Units (discussed below) a “triggering event” occurred and the Company completed an analysis to determine the increase in the valuation, if any of our assets from the issuance of 362,500 LTIP Units on December 27, 2004 through the Measurement Date and with respect to the issuance of 272,100 LTIP Units issued on March 11, 2005 through the Measurement Date. The results of the analysis indicated that a sufficient increase in value to our assets was achieved. As a result the aforementioned LTIP Units achieved full parity with an OP Unit.  In order to more closely replicate the terms of the core awards being rescinded, the Company also entered into agreements with three executive officers, which provide that in the event of a change of control the executive shall receive the equivalent value of one REIT Share for each LTIP Unit.

For each of the calendar years ended December 31, 2004, 2005 and 2006, following the recommendations of the Compensation Committee, eight senior and executive officers of the Company were awarded, in the aggregate, 272,100 LTIP Units 207,000 LTIP Units and 0 LTIP Units, respectively, for outperformance and to continue to incentivize them for the long-term (the “Restricted Equity Awards”). Initially, the terms of the Restricted Equity Awards were generally consistent with the terms of the 2003 LTIP, including with respect to the impact upon vesting in the event of a change of control.  On June 12, 2006, with respect to the 2005 Restricted Equity Awards, the vesting periods were extended so that they will vest over a four-year period in lieu of a two-year period, provided that the officer remains in continuous employment with the Company until such dates and the Company has achieved certain specified performance requirements during the year ending December 31, 2006. If the performance requirements are not met in 2006, the awards will become vested on any subsequent annual vesting date on which the performance requirements are met on a cumulative and compounded basis. In addition, with respect to the 2004 Restricted Equity Award to Scott Rechler, the Company’s Chief Executive Officer, as of December 31, 2006 was similarly extended provided that Mr. Rechler remains in continuous employment with the Company.

As a result of the foregoing, there remained 616,600 shares of common stock reserved for issuance with respect to the issuance of LTIP Units.  With respect to the core award of the 2003 LTIP, the Company recorded approximately $1.2 million of compensation expense for each of the years ended December 31, 2006 and 2005, respectively. In addition, with respect to the LTIP Units and the Restricted Equity Awards, the Company recorded compensation expense of approximately $3.9 million and $2.9 million, respectively, for the years ended December 31, 2006 and 2005.  Such amounts have been included in marketing, general and administrative expenses on the accompanying consolidated statements of income.   Based on the terms of the 2003 LTIP, potential outcomes of the Special Outperformance Pool are estimated to range from $0, assuming the requisite four year cumulative performance measures are not met, to a maximum of approximately $35.5 million, assuming relative peer group performance measures are met and a cap of 15% cumulative and compounded return on common equity.   As of December 31, 2006, we have accrued approximately $33.7 million of compensation expense with respect to the Special Outperformance Pool of which $10.2 million was accrued during the year ended December 31, 2006. This amount is calculated based on the performance criteria having been met .  The accrual represents approximately 95% of the total estimated Special Outperformance Pool reflecting the service period through December 31, 2006.  During January 2007, in connection with the SL Green Merger, the Company paid, in cash, approximately $35.5 million to the participants of the Special Outperformance Pool.

On January 25, 2007, in connection with the SL Green Merger, certain executive officers of the Company waived approximately 443,000 of their LTIP Units.  The remaining balance of LTIP Units, regardless of their vesting status, were deemed earned.

In connection with the SL Green Merger, all unvested LTIP Units (other than certain LTIP Units held by Messrs. Rechler, Maturo and Barnett, the vesting and payment rights with respect thereto were waived by such individuals in connection with the SL Green Merger), became fully vested.

Compensation expense with respect to the core component of the 2003 LTIP, which relates to the Company attaining certain annual performance measures, is recognized as a “target stock price” plan. Under this type of plan, compensation expense is recognized for the target stock price awards whether or not the targeted stock price condition is achieved as long as the underlying service conditions are achieved. Accordingly, we obtained an independent third party valuation of the 2003 LTIP awards and recognize compensation expense on a straight-line basis through the performance and vesting period for awards to employees who remain in service over the requisite period regardless of whether the target stock price has been reached.

Compensation expense with respect to the core component of the 2003 LTIP, which relates to the continued service of the grantee, is recognized as compensation expense on a straight-line basis through the vesting period based on the fair market value of the stock on the date of grant.

As a result of the election of certain executive and senior officers to exchange all or a portion of their unvested core awards under the 2003 LTIP into an equal number of LTIP Units we again obtained an independent third party valuation of the newly granted LTIP Units and determined that the fair value of the LTIP Units was not greater than the exchanged 2003 LTIP awards on the date of the exchange. As such, compensation expense to be recognized, on a straight-lined basis, over the vesting period of the LTIP Units equals the amount of unamortized compensation expense cost for the 2003 LTIP awards as of the exchange date.

On January 1, 2006, we adopted Statement No. 123R and have determined that the adoption of Statement No. 123R did not have a material impact on our consolidated financial statements.

8.  RELATED PARTY TRANSACTIONS

In connection with the Company’s IPO, we were granted an option to acquire the property located at 225 Broadhollow Road (the “225 Property”)   which is owned by certain Rechler family members including Scott H. Rechler, our CEO at December 31, 2006, at a price based upon an agreed upon formula.  Reckson Management Group, Inc. (“RMG”) was  obligated to the owner of the 225 Property under an operating lease through November 2006 at an annual base rent of approximately $809,000. The lease was for approximately 26,000 square feet of office space and was used as our corporate headquarters. In August 2006 we relocated our corporate headquarters to Reckson Plaza, a wholly owned property located in Uniondale, Long Island. During June 2006, we incurred approximately $211,000 of expense related to the repair of certain HVAC equipment at the 225 Property.  Such expenditure was approved by the independent members of the Company’s Board of Directors.  RMG currently leases 10,722 square feet of warehouse space used for equipment, materials and inventory storage at a property owned by certain members of the Rechler family at an annual base rent of approximately $81,000.  In addition, commencing April 1, 2004, RCD leased approximately 17,000 square feet of space at the 225 Property at an annual base rent of approximately $507,000, which terminated on September 30, 2006.  RCD had sub-let the entire 17,000 square feet to a third party for approximately $35,000 per month through RCD’s September 2006 lease termination date.  RCD also relocated to Reckson Plaza in August 2006.

During the years ended December 31, 2006 and 2005, RCD billed approximately $106,000 and $31,000, respectively, of market rate services and RMG billed approximately $307,000 and $285,000, respectively, of market rate management fees to certain properties owned by members of the Rechler family including Scott H. Rechler.

On March 28, 2005, an entity (“REP”) owned by members of the Rechler family (excluding Scott H. Rechler, but including his father, Roger, and brother, Gregg) exercised a Right of First Refusal (which was granted in connection with the 2003 sale of the industrial portfolio by us) to acquire a vacant parcel of land for a purchase price of $2.0 million.  We agreed to provide REP with the option to defer the closing on the purchase until September 2006, for a non-refundable deposit of $400,000 and a fee of $10,666 per month for each month that the closing was deferred.  In connection therewith, REP agreed to settle a dispute concerning an easement on a separate parcel of land owned by us adjacent to one of the properties transferred to REP in November 2003.  The vacant parcel of land was sold to REP on September 29, 2006.

A company affiliated with an independent director of the Company, as of December 31, 2006, previously leased 15,566 square feet in a property owned by us at an annual base rent of approximately $430,000.  Since the lease’s expiration, the lessee has been operating consistent with terms of the expired lease.   In addition, this property was sold by us to the Buyer in connection with the SL Green Merger.

We had a net investment of approximately $55.2 million in loans and REIT-qualified joint ventures with FrontLine Capital Group (“FrontLine”) and Reckson Strategic Venture Partners, LLC (“RSVP”), a real estate venture capital fund whose common equity is held indirectly by FrontLine (collectively, the “RSVP / FLCG Investments”). Frontline was formed by the

Company in 1997. The net carrying value of the RSVP / FLCG Investments was reassessed with no change by management at December 31, 2006 and is included in investments in affiliate loans and joint ventures on our consolidated balance sheets.

FrontLine is in default under the loans from the Operating Partnership and on June 12, 2002, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code.

The RSVP REIT-qualified joint ventures were managed subject to a management agreement with the former managing directors of RSVP, which expired in September 2006. The management agreement provided for an annual base management fee and disposition fees equal to 2% of the net proceeds received by RSVP on asset sales which are subject to a maximum of $7.5 million.  In addition, the former managing directors of RSVP retained a one-third residual interest in RSVP’s assets which is subordinated to the distribution of an aggregate amount of $75.0 million to RSVP and/or us in respect of RSVP-controlled joint ventures.

Scott H. Rechler, who serverd as CEO and Chairman of the Board of Directors as of December 31, 2006, serves as CEO and is FrontLine’s sole board member.  Mr. Rechler also serves, as of December 31, 2006,  as a member of the management committee of RSVP.

We sold the RSVP / FLCG Investments to the Buyer in the Asset Sale.

In November 2004, a joint venture in which RSVP owns approximately 47% executed a binding agreement to contribute its Catskills, NY resort properties (excluding residentially zoned land) to Empire Resorts Inc. (NASDAQ: NYNY) (“Empire”) for consideration of 18.0 million shares of Empire’s common stock and the right to appoint five members of their Board of Directors.  On December 29, 2005, the agreement was terminated and the joint venture received options to purchase approximately 5.2 million shares of common stock of Empire at a price of $7.50 per share. The options were exercisable through December 29, 2006. Prior to their expiration, the RSVP joint venture exercised 2.5 million of the options, agreed to extend the termination of 1.0 million of the options for one year and allowed 1.7 million of the options to expire.  On March 19, 2007, the closing price of a share of Empire’s common stock was $9.02 per share.

We have discontinued the accrual of interest income with respect to these loans from our share of GAAP equity in earnings, if any, from the RSVP-controlled REIT-qualified joint ventures until such income is realized through cash distributions.

9.                    FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with FASB Statement No. 107, “Disclosures About Fair Value of Financial Instruments,” management has made the following disclosures of estimated fair value at December 31, 2006 as required by FASB Statement No. 107.

Cash and cash equivalents, tenant receivables, prepaid expenses and other assets, accrued expenses and other liabilities, and tenant security deposits and variable rate debts are carried at amounts which reasonably approximate their fair values.

The fair value of our long-term debt and Notes Receivable Investments is estimated based on discounting future cash flows at interest rates that management believes reflects the risks associated with long-term debt and notes receivable of similar risk and duration.  At December 31, 2006, the estimated aggregate fair value of our Notes Receivable Investments approximated their carrying value and the aggregate fair value of our long term debt exceeded its carrying value by approximately $72.9 million.

Considerable judgment is necessary to interpret market data and develop estimated fair value.  The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

10.             RENTAL INCOME

Our properties are being leased to tenants under operating leases.  The minimum rental amount due under certain leases is generally either subject to scheduled fixed increases or indexed escalations.  In addition, the leases generally also require that the tenants reimburse us for increases in certain operating costs and real estate taxes above base year costs.

Contractual future minimum rents to be received over the next five years and thereafter from leases in effect at December 31, 2006 are as follows and does not take into account the sale of certain of our properties in the Asset Sale or otherwise (in 000’s):

2007	$443,287
2008	436,011
2009	415,496
2010	379,735
2011	328,932
Thereafter	1,890,477
$3,893,938

11.    Segment Disclosure

Our portfolio consists of Class A office properties located within the New York City metropolitan area and Class A suburban office and flex properties located and operated within the Tri-State Area (the “Core Portfolio”).

We do not consider (i) interest incurred on our Credit Facility, Bridge Facility and Senior Unsecured Notes, (ii) the operating performance of those properties reflected as discontinued operations on our consolidated statements of income, (iii) the operating results of the Service Companies and (iv) restructuring charges as part of our Core Portfolio’s property operating performance for purposes of our component disclosure set forth below.

The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.  In addition, historical amounts have been adjusted to give effect to our operations in accordance with Statement No. 144.

The following table set forth the components of our revenues and expenses and other related disclosures, as required by FASB Statement No. 131, “Disclosures About Segments of an Enterprise and Related Information,” for the year ended December 31, 2006 and does not take into account the sale of certain of our properties in the Asset Sale or otherwise (in 000’s):

	2006
	Core Portfolio	Other	Consolidated Totals
Property Operating Revenues:
Base rents, tenant escalations and reimbursements	$556,543	$—	$556,543

Expenses:
Property operating expenses	250,678	—	250,678
Marketing, general and administrative	19,816	32,777	52,593
Depreciation and amortization	131,858	3,096	134,954
Total operating expenses	402,352	35,873	438,225
Operating income (loss)	154,191	(35,873)	118,318
Non-Operating Income and Expenses
Gains on sales of real estate	63,640	—	63,640
Investment income and other	4,952	38,008	42,960
Interest:
Expense	(24,208)	(84,810)	(109,018)
Amortization of deferred financing costs	(1,506)	(2,806)	(4,312)
Long term incentive compensation expense	—	(10,169)	(10,169)
Merger costs	—	(56,896)	(56,896)
Total non-operating income and expenses	42,878	(116,673)	(73,795)
Income (loss) before minority interests, equity in earnings of real estate joint ventures and discontinued operations	$197,069	$(152,546)	$44,523

Total assets	$3,392,396	$354,435	$3,746,831

	2005
	Core Portfolio	Other	Consolidated Totals
Property Operating Revenues:
Base rents, tenant escalations and reimbursements	$546,148	$—	$546,148

Expenses:
Property operating expenses	219,041	—	219,041
Marketing, general and administrative	17,511	14,927	32,438
Depreciation and amortization	125,213	1,449	126,662
Total operating expenses	361,765	16,376	378,141
Operating income (loss)	184,383	(16,376)	168,007
Non-Operating Income and Expenses
Gains on sales of real estate	92,130	—	92,130
Investment income and other	4,645	21,260	25,905
Interest:
Expense	(39,464)	(71,427)	(110,891)
Amortization of deferred financing costs	(1,426)	(2,740)	(4,166)
Long term incentive compensation expense	—	(23,534)	(23,534)
Total non-operating income and expenses	55,885	(76,441)	(20,556)
Income (loss) before minority interests, equity in earnings of real estate joint ventures and discontinued operations	$240,268	$(92,817)	$147,451

Total assets	$3,268,531	$547,928	$3,816,459

	2004
	Core Portfolio	Other	Consolidated Totals
Property Operating Revenues:
Base rents, tenant escalations and reimbursements	$493,381	$—	$493,381

Expenses:
Property operating expenses	199,133	—	199,133
Marketing, general and administrative	16,469	13,498	29,967
Depreciation and amortization	110,210	1,555	111,765
Total operating expenses	325,812	15,053	340,865
Operating income (loss)	167,569	(15,053)	152,516
Non-Operating Income and Expenses
Investment income and other	9,459	9,584	19,043
Interest:
Expense	(56,978)	(38,942)	(95,920)
Amortization of deferred financing costs	(1,021)	(2,700)	(3,721)
Total non-operating income and expenses	(48,540)	(32,058)	(80,598)

Income (loss) before minority interests, preferred distributions, equity in earnings of a real estate joint venture and discontinued operations	$119,029	$(47,111)	$71,918

Total assets	$2,524,825	$646,541	$3,171,366

12.    NON-CASH INVESTING AND FINANCING ACTIVITIES

Additional supplemental disclosures of non-cash investing and financing activities are as follows:

On January 1, 2005 and March 14, 2005, certain of our limited partners exchanged 263,340 OP Units and 513,259 OP Units, respectively, for an equal number of shares of the Company’s common stock which were valued at approximately $24.8 million, in the aggregate.

In May 2005, we acquired an approximate $55.3 million interest in a 15-year loan secured by an indirect interest in a 550,000 square foot condominium in a Class A office tower located at 1166 Avenue of the Americas, New York, NY. This investment replaced our $34.0 million mezzanine loan, including accrued and unpaid interest, to one of the partners owning such condominium interest.

During June 2005, a limited partner exchanged 841,992 OP Units for an equal number of shares of the Company’s common stock, which were priced at $31.60 per share.

On June 20, 2005, as part of the consideration to acquire our joint venture partner’s 40% interest in the property located at 520 White Plains Road, Tarrytown, NY, we issued 127,510 OP Units valued at $31.37 per OP Unit and assumed approximately $4.1 million of secured mortgage indebtedness of the joint venture.

On September 21, 2005, in connection with the Tranche I closing of the RAOC JV, we received non-cash consideration, in the form of (i) LPT Units valued at approximately $42.7 million and (ii) the assignment of approximately $196.1 million of secured mortgage debt.

On September 30, 2005, in connection with a $20.0 million junior mezzanine loan investment, we withheld from the funding approximately $1.6 million to establish an interest reserve which remains under our control.

On November 30, 2005, in connection with the sale of a 70% joint venture interest in One Court Square we received non-cash consideration of $220.5 million related to our joint venture partner’s assumption of 70% of the property’s mortgage debt.

On December 20, 2005, in connection with our sale of 100 Wall Street, we provided the purchaser with mezzanine financing in the amount of $30.0 million.

On March 31, 2006, a group of institutional investors purchased our option to acquire the existing minority partner’s 40% partnership interest in the Omni Property for net proceeds of approximately $9.0 million.  Simultaneously, these institutional investors exercised the option and acquired the minority partner’s interest from the minority partner for approximately $50.8 million including the assumption of an allocation of approximately $20.1 million of mortgage debt on the Omni Property for a total investment of $59.9 million.  As a result of the foregoing and in accordance with Statement No.’s 141 and 142, we recorded approximately $44.4 million of fair value adjustments to the real estate and other intangible assets acquired by the institutional investors.

During the year ended December 31, 2006, certain of our limited partners exchanged 264,766 OP Units and 100% or 465,845 Class C OP Units for an equal number of shares of the Company’s common stock.

13.             COMMITMENTS AND CONTINGENCIES

In connection with the mortgage indebtedness securing nine of the Tranche I properties, which were transferred to the Australian JV on September 21, 2005, and three of the Tranche III properties transferred to the Australian JV during October 2006, we have guaranteed to the lender certain customary non-recourse carve-outs, as well as certain obligations relating to the potential termination of a number of leases at four of these properties. We have also guaranteed to the lender certain capital requirements related to these properties. We will be relieved of the customary non-recourse carve-outs and capital requirements upon transfer of the respective properties to the Australian JV and the Australian JV meeting a net worth test of at least $100.0 million. We will be relieved of all but two of the lease related obligations upon transfer of the respective properties to the Australian JV and the Australian JV meeting a net worth test of at least $200.0 million. The Australian JV has agreed to indemnify us for any loss, cost or damage it may incur pursuant to our guaranty of these obligations. As of December 31, 2006, the Australian JV met the $100.0 million net worth threshold and there remain approximately $22.4 million of aggregate guarantees outstanding.

14.                   MERGER WITH SL GREEN REALTY CORP

On August 3, 2006, the Company, the Operating Partnership, SL Green Realty Corp. (“SL Green”), Wyoming Acquisition Corp. (“Purchaser”), Wyoming Acquisition GP LLC and Wyoming Acquisition Partnership LP entered into an Agreement and Plan of Merger (the “Merger Agreement”).  Under the terms of the Merger Agreement, the Company will merge with and into Purchaser (the “Merger”), with Purchaser continuing after the SL Green Merger as the surviving entity.  The Company called a special meeting of shareholders to be held at 10:30 a.m. local time on November 22, 2006 at which it sought stockholder approval of the Merger Agreement and the transactions contemplated thereby.  Stockholders of record as of the close of business on October 13, 2006 will be entitled to vote at the special meeting.  At the effective time of the SL Green Merger, each of the issued and outstanding shares of common stock of the Company will be converted into the right to receive (i) $31.68 in cash, and (ii) 0.10387 of a share of the common stock, par value $0.01 per share, of Parent (the “Merger Consideration”).

In addition, under the terms of the Merger Agreement, Wyoming Acquisition LP will merge with and into the Operating Partnership (the “Partnership Merger”), with the Operating Partnership continuing after the Partnership Merger as the surviving entity. At the effective time of the Partnership Merger, each common unit in the Operating Partnership will be converted into the right to receive the applicable amount of Merger Consideration, in respect of the number of shares of Reckson common stock issuable upon exchange of each such common unit in accordance with the Amended and Restated Agreement of Limited Partnership of the Operating Partnership as if such common units were converted or exchanged for an equal number of Reckson common shares immediately prior to the effective time of the SL Green Merger.

Consummation of the SL Green Merger was subject to customary conditions, including the approval of the SL Green Merger by the holders of the Company’s common stock, the registration of SL Green’s shares of common stock to be issued in the SL Green Merger, the listing of such shares on the New York Stock Exchange and the absence of any order, injunction or legal restraint or prohibition preventing the consummation of the SL Green Merger.  In addition, each party’s obligation to consummate the SL Green Merger is subject to certain other conditions, including (i) the accuracy of the representations and warranties of the other party (subject to the materiality standards contained in the Merger Agreement), (ii) compliance in all material respects of the other party with its covenants, (iii) the absence of a material adverse effect (as defined in the Merger Agreement) on the other party and (iv) the delivery of opinions with respect to each other’s status as a real estate investment trust.

Since August 4, 2006, six purported class action lawsuits have been filed by alleged Reckson stockholders in Maryland state and New York state courts, seeking to enjoin the Merger and acquisition by New Venture MRE, LLC (the “Asset Purchasing Venture,” an entity of which Scott Rechler, Michael Maturo, Jason Barnett and Marathon Asset Management, LLC (“Marathon”) are members) of certain assets of Reckson:  Sheldon Pittleman v. Reckson Associates Realty Corp. et al., No. 24-C-06-006323 (Circuit Court of Maryland, Baltimore City); John Borsch v. Scott H. Rechler et al., No. 24-C-06-006451 (Circuit Court of Maryland, Baltimore City); Mary Teitelbaum v. Reckson Associates Realty Corp. et al., No. 24-C-06-006937 (Circuit Court of Maryland, Baltimore City); Robert Lowinger v. Reckson Association Realty Corp. et al., No. 06-012524 (Supreme Court of the State of New York, Nassau County); Lawrence Lighter v. Scott H. Rechler et al., No. 06-CV-012738 (Supreme Court of the State of New York, Nassau County); and Pauline Phillips v. Scott H. Rechler et al., No. 06-12871 (Supreme Court of the State of New York, Nassau County).  (As noted below, the Lighter action has since been re-filed in the Circuit Court of Maryland, Baltimore City.)  The lawsuits also seek damages, attorneys’ fees and costs. The plaintiffs in these lawsuits allege that the Asset Purchasing Venture obtained SL Green’s agreement to sell Reckson assets on allegedly favorable terms to the Asset Purchasing Venture in exchange for the Reckson board’s approval of allegedly inadequate merger consideration. The plaintiffs assert claims of breach of fiduciary duty against Reckson and its directors, and, in the case of the Lowinger, Pittleman and Teitelbaum lawsuits, claims of aiding and abetting breach of fiduciary duty against SL Green.

On August 23, 2006, the plaintiff in the Lowinger action in New York state court applied for expedited discovery. Defendants opposed that application and moved to dismiss or stay the Lowinger action pending the determination of the actions filed in Maryland. On September 22, 2006, the New York state court issued an order scheduling discovery in the Lowinger action, while reserving decision on defendants’ motion to dismiss or stay.

On September 6, 2006, the Maryland court consolidated the three actions pending before it under the caption In re Reckson Realty Corp. Shareholders’ Litigation, Consol. Case No. 24-C-06-006323 (Circuit Court of Maryland, Baltimore City). On September 8, 2006, the Maryland court ordered the parties to begin expedited discovery, which is now underway.  On September 22, 2006, the plaintiffs in the Maryland consolidated action filed an amended complaint. In addition to the claims asserted in the three original Maryland complaints, the amended consolidated complaint asserts that Reckson and its directors breached a fiduciary duty of candor in connection with the preliminary proxy statement/prospectus filed on September 18, 2006. The amended consolidated complaint alleges that the preliminary proxy statement/prospectus failed to disclose adequate information concerning, among other things, the auction process that led to the proposed merger, the reasons why the Reckson directors believe the proposed merger is more favorable than other strategic alternatives for Reckson, the termination fee, the acquisition by the Asset Purchasing Venture of certain assets of Reckson, the assumptions employed by Goldman, Sachs & Co. (“Goldman Sachs”) and Greenhill & Co., LLC in rendering their respective fairness opinions, the terms of the retention agreement with Goldman Sachs, and Goldman Sachs’ prior relationships with Reckson or SL Green.

On October 3, 2006, the plaintiff in the Lighter action withdrew his lawsuit in the New York state court, and re-filed it in the Maryland Circuit Court for Baltimore City under Case No. 24-C-06-007940.

On October 6, 2006 an amended complaint was filed in the Lowinger action in New York state court. In addition to the defendants named and claims asserted in the original Lowinger complaint, the amended complaint names Jason Barnett (who was the Corporation’s Senior Executive Vice President, General Counsel and Secretary), Marathon and the Asset Purchasing Venture as additional defendants. The amended complaint also asserts claims for breach of fiduciary duty against Mr. Barnett, and claims for aiding and abetting breach of fiduciary against Marathon and the Asset Purchasing Venture. The amended complaint also asserts that Reckson, its directors, and Mr. Barnett breached a fiduciary duty of candor in connection with the preliminary proxy statement/prospectus filed on September 18, 2006. The amended complaint alleges that the preliminary proxy statement/prospectus failed to disclose adequate information concerning, among other things, the bidding process that led to the proposed merger and acquisition by the Asset Purchasing Venture of certain assets of Reckson, the value of Reckson’s Long Island assets, the expected future value of the SL Green or the combined, post-merger entity and alleged material conflicts of interest allegedly suffered by certain parties and certain of their advisors.  On October 24, 2006, the New York state court denied defendants’ motion to dismiss or stay the Lowinger action and also denied the plaintiff’s motion for expedited discovery.  On October 31, 2006, defendants removed the Lowinger action to the United States District Court for the Eastern District of New York.  On November 10, 2006, the plaintiff in the Lowinger action voluntarily dismissed that action.

On November 3, 2006, the plaintiff in the Phillips action pending in New York state court moved for a preliminary injunction, seeking to block the proposed SL Green Merger and the shareholder vote thereon and to require Reckson to conduct an additional auction process for the assets to be acquired by the Asset Purchasing Venture.  On November 6, 2006, defendants removed the Phillips action to the United States District Court for the Eastern District of New York.  On November 15, 2006, the Phillips action was remanded to the New York state court.  After defendants subsequently filed their papers in opposition to plaintiff’s motion for a preliminary injunction in the Phillips action, the plaintiff in the Phillips action agreed to withdraw her preliminary injunction motion without prejudice.

On November 20, 2006, the New York state court held a conference in the Phillips action, and adjourned any further proceedings to November 27, 2006.  On November 27, 2006, the New York state court held a conference in the Phillips action, and adjourned any further proceedings to December 5, 2006.  On December 5, 2006, the New York state court held a status conference in the Phillips action.

On December 6, 2006, Reckson and SL Green announced that they had reached an agreement in principle with the plaintiffs to settle the pending class action lawsuits relating to the SL Green Merger.  The settlement, which is subject to documentation and court approval, provides (1) for certain contingent profit sharing participation for Reckson shareholders relating to specified assets, (2) that if the merger closes on or before December 31, 2006, the Reckson shareholders will receive the full fourth quarter dividend, (3) for potential payments to Reckson shareholders of amounts relating to Reckson’s interest in contingent profit sharing participations in connection with the sale of certain long island industrial properties in a prior transaction, and (4) for the dismissal by the plaintiffs of all actions with prejudice and customary releases of all defendants and related parties.

During January 2007, in connection with the SL Green Merger, the Operating Partnership sold 1350 Avenue of the Americas to SL Green for $450 million.  This acquistion was completed pursuant to the Merger Agreement with SL Green and was undertaken to facilitate SL Green’s completion of a tax-free like-kind exchange of 286 and 290 Madison Avenue and 1140 Avenue of the Americas, which had been sold in 2006.

In January 2007, we were acquired by SL Green for approximately $6.0 billion, inclusive of transaction costs.  Simultaneously, SL Green Realty Corp. sold approximately $2.0 billion of our assets to an Asset-Purchasing Venture which includes certain former members of our senior management.  The transaction includes the acquisition of 30 properties encompassing approximately 9.2 million square feet, of which five properties encompassing approximately 4.2 million square feet are located in Manhattan.  In connection with the acquisition, approximately 9.0 million shares of SL Green common stock were issued, closed on $298.0 million of new mortgage financing and a $500.0 million term loan, and assumed approximately $238.6 million of mortgage debt, approximately $967.8 million of public unsecured notes and approximately $287.5 million of public convertible debt.  In connection with the Asset Sale, loans totaling $215.0 million were made to the asset-purchasing venture.  All or a portion of these loans may be syndicated.

In connection with the SL Green Merger the Company incurred approximately $56.9 million of related costs which have been included on the accompanying consolidated statements of income for the year ended December 31, 2006. These costs consisted of approximately $46.5 million of costs related to the termination of the employment contracts of three former executives of the company, $9.9 million of legal, professional and advisory fees and approximately $491,000 of other sundry costs.

15.    QUARTERLY FINANCIAL DATA (UNAUDITED)

The following summary represents our results of operations for each fiscal quarter during 2006 and 2005 (in 000’s, except unit amounts):

	2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Total property operating revenues	$135,153	$147,810	$140,894	$132,686
Income before minority interests, equity in earnings of real estate joint ventures and discontinued operations	$52,835	$22,680	$11,258	$(42,250)
Minority interests	(4,460)	(4,052)	(3,206)	(1,972)
Equity in earnings of real estate joint ventures	396	1,815	678	792
Discontinued operations (net of minority interests)	10,411	(51)	757	(156)

Net income (loss) allocable to common unitholders	$59,182	$20,392	$9,487	$(43,586)
Net income (loss) allocable to:
Common unitholders	$58,826	$20,271	$9,442	$(43,546)
Class C common unitholders	356	121	45	(40)
Total	$59,182	$20,392	$9,487	$(43,586)
Net income (loss) per weighted average common unit:
Common	$.70	$.24	$.11	$(.51)
Class C common	$.76	$.26	$.12	$(.58)

Weighted average common units outstanding:
Common	84,628,000	84,760,000	84,866,000	85,218,000
Class C common	466,000	460,000	368,000	69,000

	2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Total property operating revenues as previously reported	$135,884	$141,802	$145,293	$136,840
Property operating revenues from discontinued operations (a)	(5,696)	(6,431)	(1,544)	—

Total property operating revenues (b)	$130,188	$135,371	$143,749	$136,840
Income before minority interests, equity in earnings of real estate joint ventures and discontinued operations	$19,606	$20,154	$105,270	$2,421
Minority interests	(3,857)	(3,971)	(4,497)	(4,373)
Equity in earnings of real estate joint ventures	151	83	248	889
Discontinued operations (net of minority interests)	2,153	2,070	15,459	51,286
Net income allocable to common unitholders	$18,053	$18,336	$116,480	$50,223

Net income allocable to:
Common unitholders	$17,944	$18,225	$115,777	$49,919
Class C common unitholders	109	111	703	304
Total	$18,053	$18,336	$116,480	$50,223
Net income per weighted average common unit:
Common	$0.21	$0.22	$1.38	$0.59
Class C common	$0.23	$0.24	$1.51	$0.65

Weighted average common units outstanding:
Common	83,847,000	83,999,000	84,162,000	84,386,000
Class C common	466,000	466,000	466,000	466,000

(a)             Excludes revenues from discontinued operations which were previously excluded from total revenues as previously reported.

(b)            Amounts have been adjusted to give effect to our discontinued operations in accordance with Statement No. 144.

Reckson Operating Partnership, L.P.
Schedule III - Real Estate and Accumulated Depreciation
(in 000’s)

The changes in real estate for each of the periods in the three years ended December 31, 2006 are as follows:

	2006	2005	2004
Real estate balance at beginning of period	$3,476,415	$3,195,064	$2,689,812
Improvements / revaluations	313,697	216,443	91,903
Disposals, including write-off of fully depreciated building improvements	(140,238)	(798,361)	(2,641)
Properties held for sale	—	(171,352)	(35)
Acquisitions	—	1,034,621	416,025
Balance at end of period	$3,649,874	$3,476,415	$3,195,064

The changes in accumulated depreciation exclusive of amounts relating to equipment, autos, furniture and fixtures, for each of the periods in the three years ended December 31, 2006 are as follows:

	2006	2005	2004
Balance at beginning of period	$522,994	$551,018	$449,043
Depreciation for period	134,507	120,756	103,745
Disposals, including write-off of fully depreciated building improvements	(22,965)	(93,862)	(1,330)
Accumulated depreciation on assets held for sale	—	(54,918)	(440)
Balance at end of period	$634,536	$522,994	$551,018

RECKSON ASSOCIATES REALTY CORP.

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2006

(in 000’s)

COLUMN A	COLUMN B	COLUMN C		COLUMN D
		INITIAL COST		COST CAPITALIZED SUBSEQUENT TO ACQUISITION
DESCRIPTION	ENCUMBRANCE	LAND	BUILDINGS AND IMPROVEMENTS	LAND	BUILDINGS AND IMPROVEMENTS

50 Charles Lindbergh Blvd., Mitchel Field, New York	—	—	12,089	—	8,772
48 South Service Road Melville, New York	—	1,652	10,245		8,253
395 North Service Road Melville, New York	—	—	15,551	—	10,268
333 Earl Ovington Blvd., (Omni) Mitchel Field, New York	49,377	—	67,221	—	70,491
40 Cragwood Road South Plainfield, New Jersey	—	725	7,131		7,671
60 Charles Lindbergh Blvd., Mitchel Field, New York	—	—	20,800	—	11,017
Landmark Square Stamford, Connecticut		12,435	64,466		52,802
One Eagle Rock, East Hanover, New Jersey	—	803	7,563		5,543
3 University Plaza Hackensack, New Jersey	—	7,894	11,846		4,120
Reckson Executive Park Ryebrook, New York	—	18,343	55,028		13,471
100 Forge Way Rockaway, New Jersey	—	315	902		170
200 Forge Way Rockaway, New Jersey	—	1,128	3,227		597
300 Forge Way Rockaway, New Jersey	—	376	1,075		471
400 Forge Way Rockaway, New Jersey	—	1,142	3,267		321
51 Charles Lindburgh Blvd., Mitchel Field, New York	—	—	12,185	—	332
100 Summit Drive Valhalla, New York	12,788	3,007	41,351		7,013
115/117 Stevens Avenue Valhalla, New York	—	1,094	22,490		2,670
200 Summit Lake Drive Valhalla, New York	—	4,343	37,305		11,990
140 Grand Street White Plains, New York	—	1,932	18,744		1,119
500 Summit Lake Drive Valhalla, New York	—	7,052	37,309		8,897
120 W.45th Street New York, New York	—	28,757	162,809	7,658	12,276
1255 Broad Street Clifton, New Jersey	—	1,329	15,869		4,453
810 7th Avenue New York, New York	75,913	26,984	152,767	117	27,605
1350 Avenue of the Americas New York, New York	—	19,222	109,168		26,896
919 3rd Avenue New York, New York	235,113	101,644	205,736	12,795	107,786
360 Hamilton Avenue White Plains, New York	—	2,838	34,606		24,691
275 Broadhollow Road Melville, New York	14,774	3,850	12,958	972	11,281
90 Merrick Avenue East Meadow, New York	18,123	—	23,804	—	9,300
120 White Plains Rd Tarrytown, New York	—	3,852	24,861		5,862
100 White Plains Road Tarrytown, New York	—	79	472		79
51 JFK Parkway Short Hills, New Jersey	—	10,053	62,504		2,744
680 Washington Blvd Stamford, Connecticut	—	4,561	23,698		1,608
750 Washington Blvd Stamford, Connecticut	—	7,527	31,940		1,076
1305 Walt Whitman Road Melville, New York	—	3,934	24,040		906
58 South Service Road Melville, New York	—	1,061	0	6,888	45,472
103 JFK Parkway Short Hills, New Jersey	—	3,098	18,011	217	11,399
1055 Washington Blvd Stamford, Connecticut	—	—	31,637		2,812
3 Giralda Farms Chatham, New Jersey	—	5,675	17,028		6,218
44 Whippany Chatham, New Jersey	—	7,500	22,006		1,333
1185 Avenue of the Americas New York, New York	—	—	322,180		39,397
300 Broadhollow Road Melville, New York	—	10,250	31,386		3,491
32 Windsor Islip, New York	—	32	321		50
101 JFK Expressway Short Hills, New Jersey	—	4,647	25,878	274	17,554
7 Giralda Avenue Madison, New Jersey	—	16,110	34,314		39
Reckson Plaza Uniondale, New York	—	—	223,500		12,294
711 Westchester Avenue White Plains, New York	12,525	5,650	18,202		113
701 Westchester Avenue White Plains, New York	—	6,249	20,193		88
707 Westchester Avenue White Plains, New York	—	5,300	15,722		2,037
709 Westchester Ave White Plains, New York	—	4,821	13,992		730
777 Westchester Ave White Plains, New York	—	4,806	15,606		205
1025 Westchester Avenue White Plains, New York	—	3,672	10,664		76
925 Westchester Avenue White Plains, New York	—	3,667	11,101		236
2500 Westchester Avenue White Plains, New York	—	6,560	18,838		352
2700 Westchester Avenue White Plains, New York	—	4,608	13,082		355
105 Corporate Park Drive White Plains, New York	—	3,394	10,782
106 Corporate Park Drive White Plains, New York	—	4,067	12,395
108 Corporate Park Drive White Plains, New York	—	4,242	13,106
110 Corporate Park Drive White Plains, New York	—	1,538	4,296
100 Campus Drive Princeton, New Jersey	—	670	1,813		1,219
104 Campus Drive Princeton, New Jersey	—	1,819	4,917		1,221
115 Campus Drive Princeton, New Jersey	—	798	2,158		373
99 Cherry Hill Road Parsippany, New Jersey	—	2,360	7,508	5	2,793
119 Cherry Hill Road Parsippany, New Jersey	—	2,512	7,622	6	2,105
520 White Plains Tarrytown, New York	—	3,462	19,617	387	7,983
1 Giralda Farms Madison, New Jersey	—	6,063	26,951

Land held for development	—	128,504
Developments in progress	—	—	133,881
Other property	—	—		—	24,319
Total	$ 418,613	$ 530,006	$ 2,443,734	$ 29,319	$ 646,815

COLUMN A	COLUMN E			COLUMN F	COLUMN G	COLUMN H	COLUMN I
	GROSS AMOUNT AT WHICH CARRIED AT CLOSE OF PERIOD
DESCRIPTION	LAND	BUILDINGS AND IMPROVEMENTS	TOTAL	ACCUMULATED DEPRECIATION	DATE OF CONSTRUCTION	DATE ACQUIRED	LIFE ON WHICH DEPRECIATION IS COMPUTED

50 Charles Lindbergh Blvd., Mitchel Field, New York	—	20,861	20,861	14,719	1984	1984	10-30 Years
48 South Service Road Melville, New York	1,652	18,498	20,150	11,692	1986	1986	10-30 Years
395 North Service Road Melville, New York	—	25,819	25,819	16,436	1988	1988	10-30 Years
333 Earl Ovington Blvd., (Omni) Mitchel Field, New York	—	137,712	137,712	46,782	1990	1995	10-30 Years
40 Cragwood Road South Plainfield, New Jersey	725	14,802	15,527	10,674	1970	1983	10-30 Years
60 Charles Lindbergh Blvd., Mitchel Field, New York	—	31,817	31,817	9,375	1989	1996	10-30 Years
Landmark Square Stamford, Connecticut	12,435	117,268	129,703	35,986	1973-1984	1996	10-30 Years
One Eagle Rock, East Hanover, New Jersey	803	13,106	13,909	5,760	1986	1997	10-30 Years
3 University Plaza Hackensack, New Jersey	7,894	15,966	23,860	5,769	1985	1997	10-30 Years
Reckson Executive Park Ryebrook, New York	18,343	68,499	86,842	20,078	1983-1986	1997	10-30 Years
100 Forge Way Rockaway, New Jersey	315	1,072	1,387	346	1986	1998	10-30 Years
200 Forge Way Rockaway, New Jersey	1,128	3,824	4,952	1,318	1989	1998	10-30 Years
300 Forge Way Rockaway, New Jersey	376	1,546	1,922	586	1989	1998	10-30 Years
400 Forge Way Rockaway, New Jersey	1,142	3,588	4,730	1,056	1989	1998	10-30 Years
51 Charles Linderburgh Blvd., Mitchel Field, New York	—	12,517	12,517	3,964	1981	1998	10-30 Years
100 Summit Drive Valhalla, New York	3,007	48,364	51,371	15,143	1988	1998	10-30 Years
115/117 Stevens Avenue Valhalla, New York	1,094	25,160	26,254	7,547	1984	1998	10-30 Years
200 Summit Lake Drive Valhalla, New York	4,343	49,295	53,638	16,209	1990	1998	10-30 Years
140 Grand Street White Plains, New York	1,932	19,863	21,795	5,688	1991	1998	10-30 Years
500 Summit Lake Drive Valhalla, New York	7,052	46,206	53,258	16,904	1986	1998	10-30 Years
120 W.45th Street New York, New York	36,415	175,085	211,500	44,522	1998	1999	10-30 Years
1255 Broad Street Clifton, New Jersey	1,329	20,322	21,651	5,930	1999	1999	10-30 Years
810 7th Avenue New York, New York	27,101	180,372	207,473	45,036	1970	1999	10-30 Years
1350 Avenue of the Americas New York, New York	19,222	136,064	155,286	31,911	1966	2000	10-30 Years
919 3rd Avenue New York, New York	114,439	313,522	427,961	62,191	1970	2000	10-30 Years
360 Hamilton Avenue White Plains, New York	2,838	59,297	62,135	16,969	2000	2000	10-30 Years
275 Broadhollow Road Melville, New York	4,822	24,239	29,061	3,515	1970	1997	10-30 Years
90 Merrick Avenue East Meadow, New York	—	33,104	33,104	8,164	1985	1997	10-30 Years
120 White Plains Rd Tarrytown, New York	3,852	30,723	34,575	8,019	1984	1997	10-30 Years
100 White Plains Road Tarrytown, New York	79	551	630	113	1984	1997	10-30 Years
51 JFK Parkway Short Hills, New Jersey	10,053	65,248	75,301	16,794	1988	1998	10-30 Years
680 Washington Blvd Stamford, Connecticut	4,561	25,306	29,867	6,392	1989	1998	10-30 Years
750 Washington Blvd Stamford, Connecticut	7,527	33,016	40,543	8,119	1989	1998	10-30 Years
1305 Walt Whitman Road Melville, New York	3,934	24,946	28,880	7,208	1999	1999	10-30 Years
58 South Service Road Melville, New York	7,949	45,472	53,421	9,227	2001	1998	10-30 Years
103 JFK Parkway Short Hills, New Jersey	3,315	29,410	32,725	8,069	2002	1997	10-30 Years
1055 Washington Blvd Stamford, Connecticut	—	34,449	34,449	3,906	1987	2003	10-30 Years
3 Giralda Farms Chattam, New Jersey	5,675	23,246	28,921	1,942	1990	2004	10-30 Years
44 Whippany Chattam, New Jersey	7,500	23,339	30,839	1,810	1985	2004	10-30 Years
1185 Avenue of the Americas New York, New York	—	361,577	361,577	34,956	1969	2004	10-30 Years
300 Broadhollow Road Melville, New York	10,250	34,877	45,127	2,683	1989	2004	10-30 Years
32 Windsor Islip, New York	32	371	403	367	1971	1971	10-30 Years
101 JFK Expressway Short Hills, New Jersey	4,921	43,432	48,353	11,577	1981	1997	10-30 Years
7 Giralda Avenue Madison, New Jersey	16,110	34,353	50,463	2,197	1999	2005	10-30 Years
Reckson Plaza Uniondale, New York	—	235,794	235,794	9,875	1984	2005	10-30 Years
711 Westchester Avenue White Plains, New York	5,650	18,315	23,965	717	1978	2005	10-30 Years
701 Westchester Avenue White Plains, New York	6,249	20,281	26,530	686	1981	2005	10-30 Years
707 Westchester Avenue White Plains, New York	5,300	17,759	23,059	552	1978	2005	10-30 Years
709 Westchester Ave White Plains, New York	4,821	14,722	19,543	475	1979	2005	10-30 Years
777 Westchester Ave White Plains, New York	4,806	15,811	20,617	542	1971	2005	10-30 Years
1025 Westchester Avenue White Plains, New York	3,672	10,740	14,412	358	1977	2005	10-30 Years
925 Westchester Avenue White Plains, New York	3,667	11,337	15,004	374	1977	2005	10-30 Years
2500 Westchester Avenue White Plains, New York	6,560	19,190	25,750	629	1984	2005	10-30 Years
2700 Westchester Avenue White Plains, New York	4,608	13,437	18,045	439	1984	2005	10-30 Years
105 Corporate Park Drive White Plains, New York	3,394	10,782	14,176	362	1985	2005	10-30 Years
106 Corporate Park Drive White Plains, New York	4,067	12,395	16,462	431	1974	2005	10-30 Years
108 Corporate Park Drive White Plains, New York	4,242	13,106	17,348	440	1973	2005	10-30 Years
110 Corporate Park Drive White Plains, New York	1,538	4,296	5,834	144	1977	2005	10-30 Years
100 Campus Drive Princeton, New Jersey	670	3,032	3,702	1,019	1987	1997	10-30 Years
104 Campus Drive Princeton, New Jersey	1,819	6,138	7,957	1,897	1987	1997	10-30 Years
115 Campus Drive Princeton, New Jersey	798	2,531	3,329	789	1987	1997	10-30 Years
99 Cherry Hill Road Parsippany, New Jersey	2,365	10,301	12,666	3,136	1982	1998	10-30 Years
119 Cherry Hill Road Parsippany, New Jersey	2,518	9,727	12,245	2,992	1982	1998	10-30 Years
520 White Plains Tarrytown, New York	3,849	27,600	31,449	8,716	1979	1996	10-30 Years
1 Giralda Farms Madison, New Jersey	6,063	26,951	33,014	1,194	1984	2005	10-30 Years

Land held for development	128,504	—	128,504		N/A	Various	N/A
Developments in progress	—	133,881	133,881	844
Other property	—	24,319	24,319	10,276
Total	$ 559,325	$ 3,090,549	$ 3,649,874	$ 634,536

A       These land parcels, or a portion of the land parcels, on which the building and improvements were constructed are subject to a ground lease.

B       Includes costs incurred to acquire the lessor’s rights to an air rights lease agreement.

The aggregate cost for Federal Income Tax purposes was approximately $3,237 million at December 31, 2006.